FORM 10-KSB

U. S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934

For the Fiscal Year Ended December 31, 2005

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
    SECURITIES ACT OF 1934

For the Transition Period from  ________ to ________

Commission File #0-11078

                   THE AMERICAN EDUCATION CORPORATION
              --------------------------------------------
             (Name of Small Business issuer in its charter)

            Nevada                               73-1621446
-------------------------------    ------------------------------------
(State or other jurisdiction of    (I.R.S. Employer Identification No.)
incorporation or organization)

   7506 N. Broadway Extension, Suite 505, Oklahoma City, OK  73116
   ---------------------------------------------------------------
    (Address of principal executive offices ) (Zip Code)

                             (405) 840-6031
                       ---------------------------
                       (Issuer's telephone number)

Securities registered under Section 12(b) of the Exchange Act: NONE

Securities registered under Section 12(g) of the Exchange Act:
Common Stock, par value $.025 per share

Check whether the issuer (1) has filed all reports required to be filed by Section 13 or 15(d) of the Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                                                YES  X  NO____

Check if there is no disclosure of delinquent filers in response to
Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

Indicate by check mark whether the registrant is a shell company (as
defined in Rule 12b-2 of the Exchange Act)      YES____  NO  X

Revenues for the year ended December 31, 2005:           $9,819,396

The aggregate market value of the issuer's voting and non-voting common equity held by non-affiliates of the issuer as of March 24, 2005 was $4,707,125 based on 7,471,627 shares at $.63 per share, the closing sale price of the issuer's common stock on March 24, 2006. (For purposes of calculating this amount only, all the directors and executive officers of the issuer have been treated as affiliates.)

Number of shares of the issuer's common stock outstanding as of March 24, 2006: 14,133,461

Transitional Small Business Disclosure Format      YES____  NO  X

TABLE OF CONTENTS TO FORM 10-KSB


PART I


                                                           Page Number


Item 1     Description of Business                               3
Item 2     Description of Property                              11
Item 3     Legal Proceedings                                    11
Item 4     Submission of Matters to a Vote of Security
           Holders                                              11


PART II


Item 5     Market for Common Stock, Related Stockholder
           Matters and Small Business Issuer Repurchases
           of Equity Securities                                 12
Item 6     Management's Discussion and Analysis or Plan
           of Operation                                         13
Item 7     Financial Statements                                 19
Item 8     Changes In and Disagreements with Accountants
           on Accounting and Financial Disclosure               19
Item 8A    Controls and Procedures                              20
Item 8B    Other Information                                    20


PART III


Item 9     Directors, Executive Officers, Promoters and
           Control Persons; Compliance with Section 16(a)
           of the Exchange Act                                  21
Item 10    Executive Compensation                               23
Item 11    Security Ownership of Certain Beneficial Owners
           and Management and Related Stockholder Matters       25
Item 12    Certain Relationships and Related Transactions       26
Item 13    Exhibits                                             26
Item 14    Principal Accountant Fees and Services               28


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed herein (including the documents incorporated herein by reference) may contain forward-looking statements intended to qualify for the safe harbors from liabilities established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "plans," "intends," "anticipates," "expects," or words of similar import. Similarly, statements that describe the Company's future plans, objectives, estimates, or goals are also forward-looking statements. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, liquidity, capital resources and accounting matters. Actual results in each case could differ materially from those currently anticipated in such statements as a result of factors such as future economic conditions, changes in customer demands, future legislative, regulatory and competitive developments in markets in which the Company operates and other circumstances affecting anticipated revenues and costs. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described under the heading "Risk Factors and Uncertainties" in the "Management's Discussion and Analysis or Plan of Operation" section of this annual report. Accordingly, investors should be alert to the possibility that factors beyond the control of management may have impact on the short or long-term operations of the business. The Company undertakes no duty to update its forward-looking statements to reflect the impact of events or circumstances that arise after the date the forward-looking statements were made.

THE AMERICAN EDUCATION CORPORATION


FORM 10-KSB


PART I
------

Item 1.  Description of Business.
------   ------------------------

The Company's Business
----------------------

The Company's primary business is the development and marketing of educational software to elementary, middle and secondary schools, adult literacy centers and vocational, junior and community colleges. The
Company develops software for Windows, registered, Macintosh, registered, Unix, registered, and Linux, registered, operating systems. From 1995 to 2001, the Company's revenues were primarily derived from the sale of its product family, the A+dvanced Learning System, registered, Version 2.15, a comprehensive courseware offering developed by the Company. In early 2001, the Company released the A+nyWhere Learning System, registered, V 3.0 ("A+LS", registered), a Java, trademark, based program that is now the Company's principal delivery platform for its extensive grade level 1-12 educational content and assessment tools. The A+nyWhere Learning System, registered, V 3.0, and the browser-based version, A+nyWhere Learning System, registered, V 4.0, accounted for over ninety percent of the Company's total revenues at the close of fiscal 2005, while the A+dvanced Learning System Version 2.15 accounted for less than ten percent of the Company's total revenues. The educational effectiveness of the Company's products and their instructional design are substantiated through a significant body of historically generated data. In accordance with the No Child Left Behind Act of 2001, which requires schools to use educational products whose effectiveness has been demonstrated through scientifically based research studies, the Company has conducted a series of formal effectiveness studies to better inform its school customers of the potential performance of the Company's products. These studies, which have been independently reviewed, have established that the Company's instructional design is effective in a range of instructional settings and grade levels. The Company is currently engaged in additional scientifically-based research studies to continue to compile data regarding the effectiveness of the Company's products as its product offerings are upgraded and expanded.

In 1998, the Company acquired Projected Learning Programs, Inc. ("PLP"), a company that engaged in catalogue marketing of both the Company's products and distribution of other publishers' software. In 2001, management elected to wind down and ultimately discontinue the PLP catalog selling operations as a result of the reduction in catalogue sales due to the increasing use of the Internet to purchase products offered by PLP, as well as the significant cash required to operate a catalogue sales business.

The Company also acquired Learning Pathways, Limited ("LPL"), a United Kingdom educational software provider, in 1998. From 2002 through the year ended December 31, 2004, the marketplace in the UK became more competitive and funding declined for the technology and products produced by LPL. As a result, LPL suffered a series of sustained annual losses. Through this period, the Company downsized its operations in an effort to counter this trend. Management elected to write off the remaining goodwill and the Company's investment in this subsidiary in fiscal 2004. Subsequently, the Company sold LPL in November 2005. The Company expects to save approximately $350,000 in 2006 as a result of no longer having to fund the operations of LPL.
The Company also expects that it will receive long-term royalties under a distribution agreement with LPL; however, management believes that these royalties will not have a material impact on the future financial performance of the Company.

The Company purchased Dolphin, Inc., ("Dolphin") in December 1999. Dolphin was an established, fourteen year-old developer of educational software for many of the world's leading textbook and electronic publishers. The Company purchased Dolphin to provide additional depth to the Company's development activities and, through its ongoing industry contacts, to assist the Company in initiating partnering opportunities in the areas of content development, marketing and business development with major textbook and assessment testing publishers. Changes in the development practices of major textbook publishers, as well as their increasing use of offshore developers, began to impact the size of contracts that Dolphin was able to secure in 2003 and the subsidiary's operations were downsized in 2004 and 2005. Management elected to cease Dolphin's development for outside companies in 2005 when it became apparent that the fundamentals of the subsidiary's business had changed. All customer contract


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fulfillment obligations have been met and Dolphin was merged into the
Company in December 2005. The Company expects to save approximately $400,000 as a result of the restructuring of the Dolphin operations.

The Company internally develops software and content and licenses, to a limited extent, software or content from third parties for inclusion in its products for the school market. The Company utilizes an in-house programming staff and limited, external contract services to develop its software technology. The Company is the primary developer of its curriculum content and employs full-time educational professionals to assist in this electronic publishing effort. The Company also makes extensive use of contract services to secure the specialized educator skills that are necessary to publish the wide range of subject matter and grade level content required by the Company's comprehensive product offering, and to ensure their correlation to state and other educational standards.

The use of computers, software and the Internet as educational, instructional and assessment aids in the nation's schools is the major focus of the Company's marketing strategy. The Company's marketing plan calls for separate promotional efforts to be directed toward the various segments of the school market and channels of distribution that provide specialized market access. Currently, the Company utilizes an in-house employee sales force and a network of independent school dealers to market its products to schools. Each independent school dealer generally covers a geographically limited territory such as a single state. Other marketing efforts are executed through business partners as well as direct mail to the school and library markets.

The Company is a technology-based business and is actively engaged in developing new software applications to facilitate the delivery of its assessment testing and instructional content in a networked environment, which includes the Internet. A significant percentage of the Company's current revenues are derived from product sales to schools that deliver curriculum content on a local area network ("LAN") within a single school site. The rapid adoption of wide-area networks ("WAN"), and increased Internet usage, or online delivery of the Company's products, are growing as a percentage of the Company's revenues. In late 2000, the Company began the testing and delivery of its content online. As a result of the availability of the browser-based version, A+nyWhere Learning System V4.0, the Company, at December 31, 2005, had 393 schools in 37 states using online curriculum content. These users are supported by company-maintained Tier 1 data facilities in Oklahoma City at the Perimeter Technology Center, Inc., and at the Vericenter, Inc. facility in Dallas, TX. Management believes that it has in place the development of technology and programs to allow it to capitalize on the forecasted, rapid changes in the structure of the marketplace for the delivery of electronic-based instruction that will be required by school districts in future years.


Principal Products
------------------

The Company engages in extensive efforts to develop new programming technology as well as new instructional content and academic skills assessment tools. As a result of this effort, the Company now supports all contemporary Macintosh, Windows, Novell, UNIX and Linux operating systems with one of the largest curriculum offerings in the core subject areas for grade levels 1-12. At December 31, 2005 the Company now publishes under its various A+, registered, brands 148 separate software titles and has another 14 titles in revision or development for release in 2006. All of the Company's currently released products carry 2001 or later copyrights reflecting the Company's commitment not only to development of content but also keeping its products up to date.

There is a growing use of LAN, WAN and Internet technologies in schools and school districts to provide both assessment and educational content to students. The Company provides these schools with software designed to perform in these network environments. The Company's educational software for the elementary, middle and high school markets is designed for use in classroom instruction and assessment and provides the educator with tools and the reporting resources to assist schools in meeting and documenting their average yearly performance (AYP) improvement objectives. The Company's products for schools are designed for the professional educator and feature a management function, which records assessment and student activity data for both individual student, class and school performance measurement. This management function also provides for a wide range of performance reports, lesson materials, tests and assignments that are required to meet the No Child Left Behind Act of 2001 initiative of the Federal Government. A hallmark feature of the Company's products is a unique authoring tool, which allows the educator to add, modify and expand the graphics, text and incorporate the use of the Internet content to the curriculum coursework provided by the Company. The Company's software is correlated to over 120 major national and state standards so that educators can develop specific lesson plans to assist students with a course of study that is directly related to specific state or national learning objectives, or to correct individual student skill deficiencies.


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The Company's computer software products are carefully
designed to be utilized by both educators and students without extensive computer training.

In an industry where there are in excess of 300 educational software publishers, the Company has developed a distinctive niche in the form of its content, delivery, instructional design and assessment tools. This approach features high educational value and extensive content that is highly correlated to the leading states' desired learning outcomes, national educational objectives and major, adopted textbook series. The Company has concentrated on a design of its products that offers educational content substance that is highly specific to grade and age level. These are delivered to the student by a Learning Management System ("LMS") that allows full educator control of the content delivery rather than an approach controlled by the software. Various software tools, such as the Company's products for assessment and instruction, allow the use of the Internet as a source of content at the school's or individual teacher's option. It also provides educators with the means to effectively utilize the Company's products as a comprehensive supplemental instructional solution designed to address individual student skill deficiencies that may be identified by the Company's assessment tools. In addition, the Company's product design is modular so that each title sold by the Company has an integral LMS function. This management function is shared so that new software titles purchased by a customer utilize preexisting A+LS class and student records that have been previously established. This feature allows schools to add additional content and titles or updated versions simply and easily.

The No Child Left Behind Act of 2001 initiative places significant emphasis on spending federal funds on software programs that have been demonstrated to improve student academic performance using "scientifically-based" research. The Company's A+ brands in various versions are supported by a body of research that validates the Company's instructional design. In 2003, the Company amplified its ongoing efforts to establish programs to document through rigorous, systematic and objective procedures the educational effectiveness of its products. The Company has published various white papers and formal studies to document completed studies of product performance in schools. The Company has engaged Edvantia, Inc. (formerly The Institute for the Advancement of Research in Education at Appalachian Educational Laboratory) in Charleston, WV, to assist the Company in continuing to refine its design for future scientifically-based research and to provide an independent review of the completed studies and the publication of the results of these efforts. A total of fifteen studies have been undertaken and at the end of fiscal 2005. Seven of the studies have been published and submitted to various industry publications or are directly printed or electronically distributed by the Company. The remaining eight studies are scheduled for publication in 2006 and 2007.

The majority of the Company's installed software base is deployed in a LAN environment as an LMS. The LMS allows teachers and school administrators to monitor and analyze student performance, which is increasingly important in the wake of the No Child Left Behind Act of 2001 initiative which emphasizes school accountability. This approach provides complete district, school and educator control of class and student lesson assignments, an individualized path of study, skills assessment, authoring, testing, reporting and the integration of third-party and Internet-based content. The A+LS product family's capabilities and its range of reporting, and documentation of individual student performance and progress assist the educator in directing the use, and understanding the effectiveness, of instruction, while improving the efficiency of the learning process. Management believes that fewer than six companies in the educational software industry provide a comprehensive, fully-managed instructional LMS software solution that is comparable to the products provided by the Company.

A+nyWhere Learning System, registered, Versions 3.0 and 4.0

The A+nyWhere Learning System makes use of standardized Structured Query Language ("SQL") and Open Database Connectivity ("ODBC") technology to ensure transferability of student data between the system and the existing customer databases. The powerful class and student management features of this product provide the means to link and transfer student data to most school and district central records. These features also include the ability to dynamically assess student capabilities against specific individual state standards, and to prescribe individualized instructional plans based on such assessments. The system can be an important element in providing the data needed to measure Adequate Yearly Progress (AYP) as required by the No Child Left Behind Act of 2001.

From an educational content perspective, A+LS, Version 3.0 and Version
4.0 has been designed as a comprehensive grade level 1-12 core curriculum solution. It is a product family currently comprised of 148 subject titles that provide for an interactive multimedia instructional environment with extensive sound and graphics. Major subject


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areas covered are: reading, writing, mathematics, science, history, geography and language arts. Each ascending grade level subject title of the Company's content presents increasingly more complex concepts that provide overlapping subject matter reinforcement by grade level. As a body of published work, it is one of the most extensive in the industry for the elementary, middle and secondary grade levels. A+LS's content is divided into subject titles, each containing a number of lessons.
Each lesson contains a number of activities such as study, practice exercises, tests and essay.

These instructional activities are further supported by computer adaptive skill assessment tests for all subject areas and lesson-related activities. This design facilitates the use of the advanced A+LS class and student management system to pretest, posttest, record academic gains, maintain academic performance data and to report on individual student and class activities. This capability is required by schools to simplify and assist in the management and reporting of student academic performance data to comply with certain aspects of the No Child Left Behind Act of 2001. Using tools embedded in the Company's software, educators may select a series of specific lessons across all subject areas to create a curriculum plan for a specific time period, while specifying independent mastery levels for each lesson for a class, group or an individual student. They may also integrate third-party publishers' materials into a specified course of study for enrichment or remediation activities. The product design also permits the development of individualized courses of study as a result of diagnostic testing and prescriptive capabilities designed into A+LS for the at-risk or special education student, which might require specific emphasis to correct skill deficiencies. Approximately 12,100 public and private schools, centers of adult literacy and correctional institutions have purchased the Company's products since the introduction of the Company's new A+dvanced Learning System, Version 2.0.

During 2005 the Company continued to receive excellent marketplace acceptance of A+nyWhere Learning System Version 4.0, the browser-based version of Version 3.0. This version has most of the features of Version 3.0, but is designed to be delivered in standard Internet browsers. Importantly, Version 4.0 utilizes all of the assessment testing resources of Version 3.0. Version 4.0's browser-based delivery can be used as an independent, stand alone solution as well as in combination with a Version 3.0 installation. This design approach is a major selling feature because it allows schools to deploy a common instructional resource and performance-tracking technology from a single vendor throughout a community or campus; which simplifies the use, training and data collection processes. In addition, the ability to deploy in LAN, WAN and Internet configurations provides the school with a long-term solution to effectively utilize computer and bandwidth resources as these are upgraded over time.

Throughout 2005, the Company has maintained active development efforts in updating and expanding both its technology and curriculum offerings for the A+LS product family. During the year, the Company released nine new subject titles, including a new K-2 emergent reading series. The Company also began development of new subject title additions for high school electives. The Company expects to release nine new titles in 2006. In addition, during fiscal 2005 significant portions of the Company's current assessments and standards database were expanded, updated and realigned to meet new or revised state and national academic standards; in total, approximately 30 state standard sets were revised or added to keep pace with changes made by individual states and their departments of education.

These ongoing investments in new technology provide the Company with the means to deliver its products in the highly connected, future marketplace. This capability should increase and enhance the Company's competitive ability to expand its delivery alternatives to customers and to secure new marketing and strategic business relationships.

A+ University, trademark

A+ University, trademark, is a product training and staff development product line, which is designed to instruct school administrators, curriculum specialists and teachers in the use of the Company's various products. Initial release of this new product family occurred in the second quarter of 2002 and revisions and updates have been made in subsequent fiscal years including 2005 to maintain this product family's currency and relevancy to the Company's evolving product structure. It is believed that this product family should become an important source of incremental revenue from existing and new customers in future years.


<Page 6>


A+dvancer Learning System, trademark

In mid-2003, the Company completed the development of A+dvancer Learning System, an online assessment and course of remedial study, which is aligned to the College Board's ACCUPLACER, registered, postsecondary test. In 2005, the Company secured orders from approximately forty-five postsecondary institutions and now has approximately seventy-five institutions utilizing this product in their admissions process. ACCUPLACER is utilized by two and four-year institutions to screen incoming, first-year students and their capabilities to be successful in college-level studies. ACCUPLACER tests are widely used by the nation's postsecondary institutions for admissions screening and is thought to be the market leading admissions test in mathematics, reading, writing, language comprehension and algebra. ACCUPLACER is designed to render a single score and provides the admissions department with little additional information should the student fail to achieve college's minimum ACCUPLACER score.
A+dvancer's assessment test identifies for admissions personnel the specific undeveloped skills that caused the student to fail the ACCUPLACER test, while providing diagnostic guidance and a prescriptive recommendation for a course of study to build college-level skills. In addition to the diagnostic/prescriptive test element, A+dvancer provides for comprehensive online coursework to assist the student in a highly focused course of study to develop or refresh the skills necessary to retake the ACCUPLACER test. Controlled pilot studies on the effectiveness of A+dvancer indicates that it provides both the postsecondary admissions department and students seeking entry to these institutions an important new online resource to simply and effectively deal with the needs of developmental testing and instruction. A significant percentage of graduating high school seniors seeking admission, or individuals in the work force who are returning to postsecondary institutions require remedial education programs to secure entry into postsecondary institutions.

Third Party Publishing, Marketing Affiliations and Partnerships
---------------------------------------------------------------

The Company is actively pursuing and is being pursued by third-party publishing and marketing companies, which have curriculum content that is complementary to the publications of the Company or have access to specialized segments of the market. Many of these companies do not have the software management technology or distribution resources of the Company. These relationships are generally sought by the Company to supplement and complement the content of existing and planned A+LS subject matter or to enter new markets. Management also believes continued expansion of these types of relationships enhances the value of the Company's products to educators and strengthens the business relationships with its distributors and other business partners.

The Market For Educational Software Products
--------------------------------------------

The Company addresses four major market segments for its products; the K-12 school, adult literacy, corrections and postsecondary markets.

The K-12 School Market

In 2005 the K-12 U.S. school market for educational software showed indications of recovery and that the market segment for the Company's products evidenced a return to growth. The Company purchases reports and market research services from industry-recognized organizations such as Simba, Quality Education Data, Educational Turnkey Systems, Heller Associates and EduVentures on a periodic or subscription basis. These organizations are forecasting continued growth of the educational technology market segment through 2006 despite some reductions that have been made and are currently under consideration by the federal government in its funding of various programs. This continued growth is expected to be driven principally by (i) the increased recovery or adjustment by individual states to their budget difficulties and, (ii) a growing priority of the individual states to provide schools with the necessary means to purchase software with the assessment data management capabilities similar to those offered by the Company to permit them to deal with reporting and school accountability requirements of the No Child Left Behind Act of 2001 initiative. In the United States, future market growth is also expected to be driven by record student enrollments in primary through secondary schools projected through the year 2008. The U.S. market is currently comprised of approximately 15,000 school districts that control 111,000 schools. Many states in the South and Southwest with high population growth projections are expected to have expansion of student populations exceeding 20% during the next several years.


<Page 7>


This market is well documented by the industry sources, referred to above, to be moving to wider use of technology, access to the Internet and the increasing use of online services. At December 31, 2005,almost 100% of the schools in the U.S. are connected to the Internet. Use of the Internet is expected to increase in schools as improved bandwidth access is installed throughout the nation's school buildings. Importantly, it is believed that increased home access to the Internet will open up the potential for distributed learning and "e-learning" with the local school functioning as the hub of a community-wide network to access educational resources.

Market growth is also expected to effect significant changes in the use and increased adoption of technology to cope with teacher and physical facility shortages in an attempt to gain increasing efficiency and to secure more accountability for academic performance at the individual school and district level. To meet the future challenges, schools are expected to embrace the increased use of a range of technologies including the areas of database management, e-learning through the Internet and its capabilities.

The Adult Literacy/Lifelong Learning/Corrections Market

The Company believes it has designed its curriculum content delivery so that it is both appealing and engaging to children and not offensive to adult learners. As a result, in 2005 the Company continued to have success in this segment of the market. The Company has installed its software in state and municipal centers of literacy and the juvenile and adult corrections market segments, including a state wide deployment of content in Kansas, Utah and Oklahoma in both the prison system and a number of regional adult literacy centers. Preliminary information from these installations is that the Company's products are highly effective in preparing adults for high school equivalency tests and other recognized measurements of literacy. The adult literacy and certain related work and college preparedness market segments are believed to be growing at an annual rate of approximately 20% per annum according to research sources. In some cases, these market segments are served by specialized distributors and the Company is seeking to secure additional distribution resources to support its expansion efforts in this area.

The Postsecondary Market

This market segment includes both two and four year institutions, both public and private, as well as the for-profit segment operated by educational services companies. The Company is focused on the first time freshman student population with under-performing college level placement efforts, which is comprised of both traditional students, those moving directly from high school to college and non-traditional students, those returning for postsecondary education following other life-changing events; such as the termination of military service, or those seeking additional skills to improve employment opportunities. National statistics from The American Association of Community Colleges indicate that approximately forty percent of all graduating students are not prepared to be successful in the postsecondary environment. Current U.S. Department of Education studies indicate approximately
2.7 million students were eligible for graduation from high school in its recent publications with statistics for the 2002-2003 school year. The non-traditional student component of this market is estimated by the Company to represent approximately 500,000 students in the current school year. The combination of the graduating high school students and the population of the non-traditional students returning to secure additional postsecondary education skills requiring refresher and development of college entry level skills is believed to represent a large target market for the Company's product offerings designed specifically to support the assessment and online instruction needs of this market segment.

Trade Names, Service Marks and Logo Types
-----------------------------------------

The Company's service mark for the A+ products was registered with the United States Patent and Trademark Office on the Principal Register, registration number 1,345,712, on July 2, 1985. On April 18, 1989, the A+ trademark, for use with educational software, was registered with the United States Patent and Trademark Office. The Company was notified that, as of May 12, 1997, the use of the A+ symbol is deemed incontestable for use on educational software. Other various trademarks and logos associated with the Company's software products have also been registered.

On June 16, 1995, the Company filed for the separate and expanded use of its A+ registered mark as A+dvanced Learning System with its A+ logo design to describe and identify this extensive family of educational software products released in the latter part of fiscal 1995. This mark was registered with the United States Patent and


<Page 8>


Trademark Office
on Principal Register, registration number 2,038,215, on February 18, 1997. On December 29, 1999, the Company filed for the trademark
A+Datalink which has been approved for registration by the United
States Patent and Trademark Office.

The Company filed for additional separate and expanded use of its A+ registered mark for use as A+nyWhere Learning System and Adult Learning System in the second quarter of 1999 and continued registration efforts on these marks during 2000. In 2001, the Company was notified of the registration of the A+nyWhere trademark. In addition, the Company continued actions to file necessary documents in the United Kingdom to ensure protection and preservation of its A+ brand in that country.
The A+LS mark was registered with the United Kingdom's Trade Marks Office, registration number 2,194,275, on April 12, 1999. The A+ design and A+dvanced Learning System has been approved for registration in the United Kingdom.

In 2003 the Company filed for additional separate and expanded use of its A+ registered mark as A+dvancer Learning System to describe this new product family of educational software products for the postsecondary marketplace.

The use of the Company's distinctive A+ logo is viewed as an integral, distinctive brand element to the Company's product families and is important to corporate recognition.

Production and Manufacturing
----------------------------

The Company purchases CD-ROM blanks from various sources. The Company owns commercial quality, high-speed software duplication equipment and duplicates its software both internally and externally. The Company develops, with outside packaging developers, materials and packaging concepts, and internally authors necessary product instructional manuals. The Company maintains duplication equipment that is suitable for production of catalogs and manuals. The Company secures product packaging from external sources and performs quality control, final assembly, inventory and distribution on most orders received. Large production runs of catalogs and sales literature are contracted to outside printers. The Company has no dependence on any individual supplier.

The Company, with its release to schools of the A+nyWhere Learning System, Version 3.0 in 2001 and version 4.0 in 2002 has the capability to electronically deliver and install its products at customer locations. This capability should serve to further reduce the Company's cost of publication of its products as it reduces the need to produce its products and their extensive documentation on CD-ROM discs.

Research and Development
------------------------

At December 31, 2005, the Company employed twelve (12) full-time development and support personnel in its product development efforts. These individuals are responsible for the development of new versions of the Company's software technology and the support and refinement of current versions of its software offerings.

The Company employs a staff of professional educators who are responsible for the development and support of its curriculum content. The Company also utilizes part-time educational consultants in the design of its curriculum-based product offering. These individuals provide the curriculum design support on the development and enhancement of Company products. These consultants allow the Company to effectively and efficiently address the specialized grade level and diverse content needs of its A+LS product family. Management believes that it will continue to rely upon external sources for a portion of its new product content. However, the growing sophistication and complexity of the interactive design of company products will require continued expansion of in-house curriculum and graphics development personnel resources.

At December 31, 2005, the Company employed ten (10) full-time education professionals in support of this effort. These individuals plan, manage and coordinate the efforts of up to twenty independent educational consultants and graphic designers.


<Page 9>


Research and Development Costs
------------------------------

Costs incurred with product development are charged to research and development expense until technological feasibility of a product is established. Thereafter, all software development costs are capitalized and amortized on a straight-line basis over the product's estimated economic life. The Company capitalized $1,692,811 in software research and development costs in 2005 and $1,372,955 in 2004. Amortization of product development costs for the year ended December 31, 2005, was $1,611,909 as compared to $1,572,654 (including $158,765 in discontinued operations) for the year ended December 31, 2004.

Distribution and Sales Programs
-------------------------------

In marketing its products, the Company utilizes approximately 40 independent school dealers to reach its school-based customers. During 2005, the Company hired and employed both field and in-house sales forces to provide support to its dealers and to improve its access to school customers in rural areas not easily reached by its dealers.
This sales team was comprised of three individuals at December 31, 2005.

Internet Marketing and e-commerce
---------------------------------

The Company views the Internet as a channel for future sales growth and means to develop new customer service and support programs. In addition, the Internet has become a valuable tool for improved customer service and support on product use and technical matters. During 2005, the Company invested substantial resources in improving and expanding its Internet presence and e-commerce capabilities for all business units. The Company employs full time personnel to update, functionally and graphically, its www.amered.com, www.aplusuniversity.com, and www.advancerlearning.com URL's. At the end of 2005, the Company has three active Internet site facilities.

Backlog
-------

The Company's software products are normally shipped within five days of receipt of the order. The Company believes that a level of backlog at any particular date may not be a meaningful indicator of future performance, unless technical difficulties delay the fulfillment of orders related to the release of new products. The backlog at December 31, 2005 was not material.

Seasonality
-----------

Decisions by schools and individual consumers to purchase educational software have most frequently been made at the beginning or near the end of school periods. The months of January and December generally represent the lowest new order booking months for the Company and the school market industry segment. This seasonal cycle can directly affect the Company's total revenues and earnings levels in both the first and fourth quarterly reporting periods.

Significant Customers
---------------------

The Company sells its A+LS product family almost exclusively to schools through various school dealers of educational materials. No individual customer accounted for more than 10% of the Company's total revenues in 2004 or 2005.

Competition
-----------

The educational software industry is highly competitive and subject to rapid change. An increasing number of new publicly financed and privately funded organizations have been identified that are potentially competitive to the Company's current business and future plans for electronically delivered content. Many of these companies are better known and have substantially greater financial, marketing and technical resources than the Company. Such participants are textbook publishing companies and their software divisions and other larger independent educational software and content developers, which may compete directly with the Company.


<Page 10>


The primary competitive factors applicable to the educational software industry are produuct features (such as subject areas, graphics and color), price, ease of use, suitability of the product offering for Internet delivery, educational content, product reliability, sales support and customer service. Management believes through constant analysis of its competitors and ongoing surveys that it sponsors at the customer level that the Company is currently competitive and enjoys a reputation as a quality organization and publisher of educational material.

The Internet and the delivery of curriculum by electronic means may have the capacity to alter the competitive environment and the current means to content access for both the school and home customer. The Company, in the judgment of management, has the necessary programs underway or in development to remain competitive in the future marketplace environment. Business development programs to identify future partners and the means to exploit the Company's investment in both technology and content are an ongoing process with a number of companies that have a focus on the Internet, the education marketplace and are seeking content partners.

Employees
---------

As of December 31, 2005, the Company had 57 full-time employees. The Company believes that its relationship with employees is satisfactory.


Item 2.  Description of Property.
------   ------------------------

The Company leases approximately 17,600 sq. ft. of contiguous office and light warehouse space in Oklahoma City, Oklahoma, under an agreement that expires December 31, 2008. The monthly rent under this lease is $13,109.

The Company leases 3,750 sq. ft. of office space in Voorhees, New
Jersey, under a lease agreement expiring May 31, 2009. Monthly lease expense is $5,000.

Prior to the sale of LPL in November, 2005, the Company leased approximately 3,500 sq. ft. of office space in Derby, United Kingdom. The monthly lease expense approximated $1,580. The purchaser of LPL assumed this lease in connection with the purchase.

Total corporate cost of leased facilities was $221,530 for 2005 for the Company's Oklahoma, New Jersey and Derby, UK facilities. Cost of leased facilities for 2004 was $263,691. Because the Company is no longer responsible for the lease expenses of the Derby, UK facility, it expects that its total corporate cost of leased facilities will be approximately $220,000 in 2006.


Item 3.  Legal Proceedings.
------   ------------------

In late 2005 and early 2006, the Company filed complaints in the United States District Court for the Western District of Oklahoma against two educational technology organizations that are believed to have inappropriately utilized its registered trademark, "A+." As a result of the circumstances of these infringements, the historical use and defense of its trademarks, the Company believes that it should be successful in these matters. With respect to materiality, it is too early in discussion with the representatives of these organizations to determine what, if any, settlement may be reached or its timing and financial impact on the Company.


Item 4.  Submission of Matters to a Vote of Security Holders.
------   ----------------------------------------------------

There were no matters submitted for a vote of the security holders during the last quarter of 2005.


<Page 11>


PART II
-------


Item 5. Market for Common Equity, Related Stockholder Matters and Small Business Issuer Repurchases of Equity Securities.
------   ---------------------------------------------------------

As of December 31, 2005, there were approximately 2,300 record holders of the Company's common stock. The Company's common stock trades on the OTC Bulletin Board under the ticker symbol AEDU. The following is a summary of the high and low sales prices for each quarter of 2005 and 2004.

                                     2005            2004
                                HIGH     LOW    HIGH     LOW
                               --------------  --------------

Quarter Ending March 31        $0.75    $0.35  $0.52    $0.35

Quarter Ending June 30         $0.62    $0.30  $0.57    $0.36

Quarter Ending September 30    $0.63    $0.47  $0.55    $0.28

Quarter Ending December 31     $0.70    $0.55  $0.51    $0.26

The above information was obtained from the Yahoofinance.com website.

Dividends
---------

The Company has never declared a cash dividend on the Common Stock and does not anticipate declaring any dividends on the Common Stock in the foreseeable future. The Company intends, at this point, to retain any future earnings to support the Company's growth. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available and is contingent upon the Company's earnings, financial condition, capital requirements, and other factors which the Board of Directors deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans
------------------------------------------------------------------

                                 (a)             (b)            (c)
                                                               Number of
                                                              securities
                                                               remaining
                              Number of        Weighted-    available for
                            securities to       average    future issuance
                           be issued upon      exercise      under equity
                             exercise of       price of      compensation
                             outstanding     outstanding   plans (excluding
                              options,         options,        securities
                              warrants        warrants        reflected in
    Plan Category            and rights      and rights       column (a))
------------------------- --------------- --------------- ---------------
Equity compensation plans
 approved by security
 holders (1)                   2,649,998         $   .37               0
Equity compensation plans
not approved by security
holders (2)                    1,605,546         $   .39               0
                               ---------         -------         -------

Total                          4,255,544         $   .38               0
                               =========         =======         =======

(1) Consists of the 1998 Employee Stock Option and the Director Stock
Option Plan.
(2) Consists of the 1996 Non-Qualified Stock Option Plan.


<Page 12>


Item 6.  Management's Discussion and Analysis or Plan of Operation
------   ---------------------------------------------------------

Overview
--------

The American Education Corporation is a developer of instructional content, computer adaptive assessment testing software, and software management technology specifically designed to manage the delivery of and record the results of student progress in schools and other institutions. Java-based technology, the A+nyWhere Learning System, registered, ("A+LS") Versions 3.0 and 4.0 of educational software products, provides a research-based, integrated curriculum offering of software for grade levels 1-12 for Reading, Mathematics, Language Arts, Science, Writing, History, Government, Economics and Geography. In addition, the Company provides formative assessment testing and formative instructional content for various segments of the primary, secondary and postsecondary educational markets. All company products are designed to provide for LAN, WAN and Internet delivery options.
The Company has developed computer adaptive, formative assessment testing tools to provide educators with the resources to more effectively use the Company's curriculum content, which is aligned to important state and national academic standards. Spanish-language versions are available for Mathematics and Language Arts for grade levels 1-8.

The A+LS comprehensive family of educational software is now in use in over 12,100 schools, centers of adult literacy, colleges and universities, and correctional institutions in the U.S., UK and other international locations. A+dvancer, trademark, Online, the Company's postsecondary offering, identifies basic skill deficiencies and provides remedial coursework helping students to attain college entry-level academic skills in Mathematics, Elementary Algebra, Reading Comprehension, and Sentence Skills. A+dvancer reduces demand on institutional admissions and developmental departments, while providing students with both improved skills assessment and the alignment to developmental coursework in an online, self-paced learning environment.

The Company is a technology-based publishing enterprise. To remain competitive it must constantly invest in the development of programming technology to keep its product offering up-to-date and ensure that its products maintain compatibility with constantly changing and revised database and operating system platforms sold to schools by other developers. The Company must also update its content and underwrite content revisions to realign its content with new, or updated state and national educational standards and to develop additional educational content offerings to remain competitive. In 2005, the Company incurred costs of approximately $840,000 for these updates and new content-based products and expects this amount to increase by approximately five percent in 2006. During 2005, the Company spent approximately $853,000 in modifying its software technology to improve delivery of its content online and to develop additional reporting and data management features to assist its customers in meeting school accountability requirements. The Company expects to increase this amount in 2006 by approximately twenty percent. These investments are an essential, recurring cost of doing business and impact the Company's operating cost and margin structures.

Market research from several market research services available to the Company, noted on page 7, under section: The Market For Educational Software Products, The K-12 School Market, estimates the segment for all K-12 courseware, adult literacy and postsecondary remedial software approximates $1.7 billion dollars in annual expenditures. These expenditures are separate from the major expenditures in school infrastructure for the Internet, hardware connectivity and communications. The LMS segment in which the Company competes is estimated at between $500 aand $600million dollars for K-12, adult literacy and may be experiencing overall growth of approximately 5-7 percent per annum. The research indicates that certain segments of this market, such as the secondary and postsecondary remedial markets, may be experiencing growth rates that are somewhat higher than the elementary or middle school markets. This growth is driven by a change in funding emphasis by the federal government as well as the recognition by the individual states of performance of high schools, persistently high drop-out statistics and the lack of preparedness of the nation's high school population to qualify for post-secondary studies or employment. The National Association of Community Colleges continues to report in 2005 that approximately 42 percent of first-time freshman applying for entry require remediation in one or more core skill areas of mathematics, reading or writing. The Company has and will continue to invest in new content, technology and product offerings to meet what are believed to be opportunities in these higher growth secondary and post-secondary market segments.

Certain K-12 geographical markets addressed by the Company are growing at different rates as a result of population growth-related school system expansion in the Southeast, South, Southwest and Western states as a result of national


<Page 13>


population shifts that are documented from a number of government and media sources. The Company has quality, effective representation in many of these higher growth markets, and is working to secure broader market coverage in open areas.

In the last five years the Company has experienced rates of growth of its core AEC business that the Company believes have approximated the growth of the overall marketplace for portions of a given fiscal year.
Over this same time period unexpected events as well as a national recession have interrupted the Company's performance and have prevented a full fiscal-year of growth in excess of market expansion rates. For example, in the first half of fiscal year 2005, growth of five percent was reported for the core business for this six-month period. This growth was interrupted in the quarter ended September 30, 2005 as a result of extensive hurricane activity, which caused the cancellation or deferment of orders in the Gulf States' region ranging from Florida to South Texas. These interruptions are at least, in part, a cause for the core business' overall rate of growth to fall approximately one-half percent for the full year. Additional detail on this interruption is discussed under the Risk Factors, Unanticipated Events section contained in this report. These interruptions also impact overall financial performance with respect to profitability, cash flow and earnings. The Company is in a competitive business that requires constant investment in content and technology, which requires experienced and talented employees resulting in a high fixed cost structure. The Company has difficulty forecasting its revenues because
(i) its products have a lengthy sales cycle, and (ii) schools typically order the Company's products at the end of each quarter. These business characteristics represent quarterly and annual financial control challenges to the Company's management in the essential effort to direct the growth of its business and its earnings while maintaining employment levels and essential organizational and business development programs.

The Company has what it believes to be an excellent record of product performance and a reputation as an established publisher of supplemental materials in schools and districts that are its established customers. It continues to receive reorders, version-to-version upgrades and expansion of its content position with newly revised or expanded grade-level offerings. The Company's records indicate a total of 618 new school customers purchased its products for the first time in 2005. The following table indicates the Company's total installed base of 12,100 schools by percentage of type of purchasing institution at December 31, 2005 for all versions released over the past twelve years.

                  2005 Installed Base - All Institutions
                  --------------------------------------
                   K-12 Schools                     17%
                   Elementary Schools               24%
                   Middle Schools                   18%
                   High Schools                     26%
                   Alternative Education             5%
                   Post-Secondary & Adult           10%

                     Total                         100%

                  --------------------------------------

The Company's management believes that its products and technology are competitive and that the business is positioned for future growth in certain segments of the educational market. As indicated in the above table, the Company's products are accepted by all of the major grade-level segments that comprise the total educational market.

The Company has divested or closed non-performing subsidiaries to concentrate on the development and expansion of its core business. The current focus of the Company's staff and available financial resources is on the


<Page 14>


opportunities in its key market and geographical segments. A parallel effort to expand its sales and distribution capabilities in an effort to increase its revenue at, or exceeding the rate of overall market growth is a priority in 2006 and future years.

On June 21, 2005, the Company filed its initial Schedule 13e-3 with the Securities and Exchange Commission (the "SEC") with respect to its planned reverse split of its stock, which would reduce the number of its shareholders to less than 300, thereby allowing the Company to deregister its securities with the SEC. This would result in the Company no longer being a public company. This action was taken by the Board of Directors in large part to contain growing regulatory, legal and accounting costs associated with the Company's business and redirect these meaningful resources into the business. The Company is in contact with the SEC and continues to file amendments to this initial filing in response to SEC comments but is uncertain as to the effective date of this filing.

Risk Factors and Uncertainties

The Company's business is subject to a number risks or uncertainties with respect to its future growth and profitability. Management believes that the Company is positioned for future growth and profitability as a result of its continued investment in content and technology. The ability to achieve growth of revenues and earnings consistent with or exceeding the overall growth of its market is dependent on the successful execution of company programs to expand its market coverage. The potential for success is tempered by the Company's exposure to a number of business risk factors and uncertainties presented below.

Funding Sources: A dependency on federal funding for school technology purchases may limit the availability of resources to the marketplace. Federal programs, such as Title I grants and Enhancing Education Through Technology (EETT) grants, have been cut in scope approximately ten and twenty-nine percent, respectively in the 2005-2006 school year and further potential reductions are being reviewed for the 2006-2007 school year. In addition, a recent report from Educational Turnkey Systems indicates that across approximately eighteen categories of federal grants made to schools to purchase technology-based products that there is a trend of a decline in funding in the 2005-2006 school year. Although it is too early to predict the outcome for the 2006-2007 school year, the important EETT program may have major reductions ranging up to forty-five percent. In addition, other programs and sources of funding from the federal government to the nation's schools are often cumbersome and unpredictable as to their timing and release of funds and may impact the business cycle traditionally experienced by the Company.

State and local governments are the primary source of funding for most schools to be able to purchase the Company's products and technology, which are often viewed as a long-term investment as a result of their cost. The sources of these local government's funds are highly dependent on the condition of both national and local economies to provide funding for the purchase of the Company's products. Entering calendar year 2006, the state and local government funding environment for education is thought to be positive. However, inflationary trends for other essential expenditures, such as energy costs, may be disruptive or delay new investment in school technologies as schools seek to manage fixed budgets and unanticipated costs.

Unanticipated Events: The education market segments to which the Company markets its products are vulnerable to unanticipated events such as extreme weather conditions that result in large, regional disruptions. Recent hurricane patterns affecting the Gulf Coast states, an important area of market strength for the Company, provide an example of such a disruption of current business. The extent and severity of weather events in 2005 not only impacted the immediately affected geographical areas, but disrupted adjoining metropolitan areas and states as other school districts sought to provide facilities and assistance to temporarily or permanently displaced families. Experts are forecasting continued possible severe weather events for the next several years in these key market areas, adding a potential element of uncertainty to management's ability to forecast, plan and manage the business.

Limited Market Coverage: The Company is dependent upon a limited number of states for its current revenue levels, as a result of the selective coverage provided by its distribution network. Future company success in these states is dependent on the retention of key marketing personnel and distributor organizations in these geographic locations. This limited national presence in key markets is of concern to the Company. To counter this business risk, the Company has invested in substantial, marketing programs beginning in the latter part of 2004 and continuing throughout fiscal 2005. The Company expects to increase expenditures for the marketing and sales


<Page 15>


departments in 2006, by approximately twenty percent from the expenditures made for the these departments in 2005 to attempt to secure broader geographic sales coverage.

Competition: The Company competes with substantially larger organizations with greater resources than those available to the Company. Organizations such as Plato Learning, Compass Learning, Pearson and Riverdeep are able to field full-time, directly employed sales personnel to better cover certain markets and customers. They can also invest greater resources in the development of technology, content and research which may allow them to react to market changes faster, putting the Company at a possible competitive disadvantage. Competition in the market may also prevent the increase in price of products that may be necessary to offset rising costs of doing business and the continued development of the organization and its products could be delayed or deferred.

Exposure to Potential Litigation and Increased Legal Expense: The Company has potential exposure from its various shareholder interests as a result of its current public company status and the efforts to privatize the business. A range of other exposures may exist as schools increase their reliance on the Company's products, including: the Company's ability to deliver its products in accordance with the terms of its various license agreements, the possible loss of student and school data or insufficient security to protect such information and preserve privacy of school-age children. Online access through various company-operated web sites is a growing component of the Company's business and requires the careful consideration of the future legal and regulatory environment. This would indicate greater access to legal services that may become an increased cost component when considering the development of new products and technologies.

Access to Capital: The Company may require additional capital to sustain the growth of the business. Depending upon operating results and profitability, the cost of such capital in terms of dilution in current ownership or interest costs could impact future company per share earnings. The ability of the Company to raise additional capital is dependent upon the quality of its financial performance. Failure to secure additional access to debt or equity could impair the competitiveness of the business and its ability to grow at the same rate as its industry segment.

Loss of Key Employees: The Company is highly dependent upon its professional and technical staff. The loss of key individuals, at the Company's current size and stage of development, and combined with the possible inability to recruit experienced replacements in a timely manner could impair the Company's future performance.


Results of Operations
---------------------

Fiscal Year Ended December 31, 2005 Compared to Fiscal Year Ended
December 31, 2004
-----------------------------------------------------------------

Effective December 31, 2004, the Company's UK subsidiary, LPL, was deemed to be an asset held for sale and its value was written down to zero as an impairment loss. It was subsequently sold on November 7, 2005 and, therefore, its operations are shown as discontinued. The
2004 amounts have been restated to reclassify the results of LPL as discontinued. Therefore, the comparisons discussed here are only for the continuing operations of the Company and its Dolphin, Inc. subsidiary.
Net consolidated revenues for the twelve months ended December 31, 2005 totaled $9,819,396 compared to net revenues of $10,186,517 for the year ended 2004. This represents a decrease of 4% in net consolidated revenues over the prior fiscal year, attributable to a modest decrease in revenues in the Company's core business and a larger decrease at Dolphin as a result of the planned integration of this subsidiary unit into the Company's product development effort. The Company's revenues of its core business decreased slightly, by approximately $55,000, or less than 1% over the prior year, despite the negative impacts hurricanes in the Southern Gulf states had on results during the second half of the year. The areas affected by these hurricanes include several of the Company's largest revenue producing states. The Company believes the ability to maintain stable revenue despite these events is a result of increased state and federal government education funding and higher educational spending outside of the hurricane affected states in 2005. The sales decrease of approximately $312,000 at Dolphin is a result of the previously announced exit from the contract software development business. Dolphin employees began to provide additional development resources for the Company during the third quarter of 2005 and, as of year-end are spending full-time on the Company's product development. On December 31, 2005 Dolphin, Inc. was merged into the Company.


<Page 16>


Cost of goods sold as a percentage of sales revenue for the year ended December 31, 2005 decreased to 12% from 14% of net revenues for the same period in 2004. This improvement is primarily due to the smaller contribution of Dolphin-related revenues to consolidated corporate net revenues. The Company's principal product families, A+nyWhere Learning System, registered, and A+dvanced Learning System, registered, ("A+LS"), provided gross profit margins of 97% in both 2005 and 2004. The Company expects that its gross profit margins for its principal product families should remain at this level in 2006. Cost of goods sold represents the actual cost to produce the software products and includes certain allocated overhead costs.

As noted above, during 2005 the Company decided to exit the contract software development business at its Dolphin subsidiary. As a result, the Company determined the goodwill recorded on the balance sheet arising from the acquisition of Dolphin was impaired and wrote off the entire amount of $1,215,015 as an operating expense. Total operating expenses recorded for the year ended December 31, 2005 (excluding the goodwill write-down) were $8,077,440 or 82% of sales, compared to $7,522,597 or 74% of sales, for the previous fiscal year. The increase in total operating expenses is comprised of a decrease in marketing and selling expenditures, an increase in operations expenses, an increase in general and administrative expenses and an increase in amortization of product development charges for the year. Selling and marketing expenses decreased by 7% from $3,628,550 in 2004 to $3,391,767 for 2005 and is primarily the result of changes in sales mix, which caused decreased sales commissions of approximately $230,000 as the Company billed a lower percentage of orders directly to school customers. The Company recognizes sales revenue based upon the type of customer. If the sale is made to a distributor who in turn resells a product to the end user, the amount of the sale is recorded, no commission is due the distributor and the transaction is recorded as a net sale. If the sale is billed direct to the school or other end user, a commission is paid to the distributor or a sales representative, which increases the amount of the sale, but a transaction of this nature would directly increase marketing expense as a result of an obligation to pay a commission. Commission percentages vary depending up the type of sale and the status of the individual or organization making the sale. The decision to sell and to bill direct to the customer and pay a subsequent commission can result from a number of factors, including credit policy issues with individual distributors as a result of payment history or limitations on authorized limits. Additionally, method of delivery of the product may necessitate direct billing to the customer and the subsequent payment of a commission. An example would be an online product sale that requires delivery from company servers and related record keeping on licensed number of users accessing the product online as well as the number of units delivered. This level of record keeping requires company monitoring and billing directly to the customer. These factors create a change in sales mix affecting the amount of commission paid and the manner in which revenues may be recorded by the Company. Accordingly, these factors, and the source and nature of recorded revenue, can impact period revenue recognition and related costs of securing revenue may vary from period to period. Operations expense increased by 16% from $501,401 to $580,375 as a result of increased compensation and benefits due to additional technical support staff hired during the year. The Company expects operations costs to increase approximately 10% in 2006. General and administrative expenses increased by 26% from $1,978,757 to $2,493,389 for several different reasons. General and administrative salaries and benefits increased approximately $137,000 at AEC due to the addition of personnel in accounting and other departments, but was offset by decreases of approximately $90,000 at Dolphin resulting from the reduction in staff and other ancillary costs as part of their planned downsizing. Deferred compensation payable upon executive officers' and directors' retirement for the period increased $48,000 as a result of additional employees who were eligible for this program, compared to the prior year. Audit and legal fees increased approximately $138,000 as a result of required additional legal costs experienced during 2005 primarily from the legal costs of the privatization transaction and the sale of LPL. Management believes that these costs will decline in 2006 after the Company completes its "going private" transaction and deregisters its securities with the SEC. Outside services increased approximately $85,000 due to consulting fees paid to integrate the Learning Letter Sounds product line content into the Company's product line and advice regarding the future of Dolphin. Bad debt expense increased $232,000 over the prior year as a result of an increase in the allowance for uncollectible accounts based upon higher accounts receivable balances compared to the prior year and the write-off of several specific accounts. The Company expects its bad debt expense to decrease in 2006, because the Company had to write off several specific accounts in 2005 and believes the allowance for doubtful accounts is adequate to cover any potential write-offs.

Costs incurred in conjunction with product development are charged to research and development expense until technological feasibility is established. During fiscal 2005, the Company capitalized $1,692,811 of product development costs, and net of accumulated amortization had capitalized software costs of $3,896,582 at December


<Page 17>


31, 2005. Amortization of product development costs was $1,611,909 for 2005, a 14% increase over the $1,413,889 amortized in 2004. During 2005, the Company made substantial progress in development efforts on revised, updated and expanded curriculum offerings. The increase in amortization expense is a result of greater capitalized development costs associated with these essential investments in the Company's future and competitive position. It is believed amortization costs will increase in 2006, by a similar amount to the 2005 increase.

Interest expense, net of interest income, was $49,933 in 2005 compared to $61,058 in 2004 reflecting the reduction in average daily bank debt levels in 2005 compared to the prior year offset by higher interest rates and higher interest due to the increase in convertible debt issued by the Company in 2005. The income tax benefit at 17% of the pretax loss differs from the statutory amount of approximately 40% primarily because management determined that the tax benefit of the state tax loss carry forward for Dolphin would never be utilized and greater non-deductible expenses incurred in 2005. The Company had a net loss of $(849,927) in 2005 compared to a net loss of $(343,260) in 2004 primarily as a result of the impairment of goodwill at Dolphin noted above. There was a loss $(.05) per share in 2005 compared to a loss of $(.02) in 2004.


Liquidity and Capital Resources
-------------------------------

The Company has invested significantly in the development of new products and the acquisition and licensing of new products to improve the ability of the organization and its published products to meet the needs of the marketplace. These changes were required to update, expand and keep current the Company's extensive curriculum product offerings and to position the Company for long-term growth. To finance the business, management has utilized secured bank revolving credit lines, bank financed equipment loans, lease financing sources and convertible debt from private individuals.

As of December 31, 2005 the Company's principal sources of liquidity included cash and cash equivalents of $977,040, net accounts receivable of $2,314,586 and inventory of $21,368. The Company's net cash provided by operating activities during the year ended December 31, 2005 was $2,176,830 compared to $2,137,957 for the same period in 2004. Net cash used in investing activities for the year ended December 31 increased by 25% from $1,426,219 in 2004 to $1,777,271 in 2005, and was comprised primarily of investment in capitalized software development costs. During the year ended December 31, 2005, debt due to financial institutions was reduced by $371,862 or 100%, reflecting no bank indebtedness at December 31, 2005. At December 31, 2005, the Company had working capital of $1,605,268 compared to $1,097,949 at December 31, 2004. The Company's term loan with its bank was fully paid in November and the Company and its lender are in discussions to extend the maturity of its revolving line of credit past the current March 31, 2006 expiration date. Management believes this will be accomplished in early April 2006.

In April 2003, the Company borrowed $305,880 from major shareholder affiliates, which is subordinated to the debt owed to the Company's senior lender. This debt matures in September of 2006 and is convertible into the Company's common stock at $.40 per share. On March 30, 2005, the Company entered into a Convertible Note Purchase Agreement with an unaffiliated individual. Pursuant to the terms of the Convertible Note Purchase Agreement, the Company issued the note purchaser an unsecured 8% Subordinated Convertible Note in the original aggregate principal amount of $400,000 (the "Note"). All principal and interest on the Note is due and payable on March 30, 2007. The Note is convertible at any time at the note purchaser's option into shares of the Company's common stock at the initial conversion price of $0.463 per share, subject to certain anti-dilution adjustments. Any shares of common stock issued upon conversion of the Note will have "piggy-back" registration rights. The proceeds from the subordinated convertible debt were used to reduce accounts payable, bank debt and to support the normal operations of the business.

The Company has a $450,000 revolving line of credit with a bank that bears interest at a rate of 2.50% over the prime rate (9.25% as of December 31, 2005) and matures on March 31, 2006. The bank is currently in discussions with the Company on an extension of that facility, which the Company believes will be accomplished in early April, 2006. At December 31, 2005, the Company had no borrowings under this line of credit. The Company is continuing to discuss future borrowing arrangements with its current lender and several bank financing sources.


<Page 18>


There are no material operating covenants in either of the subordinated debt agreements nor in the bank loan agreements. The Company does not believe that there are any covenants that affect the way the business is operated or that would require material financial obligations.

With the continued expansion of the Company's product lines, the cost of the addition of new products and markets and the increase in marketing that the Company expects to incur in 2006, along with the cash requirement to fund the stock repurchase that will lead to privatization of the Company, there will be continuing cash needs for the business. Management believes that it can undertake these projects with most, if not all, of the Company's working capital requirements secured from its operating cash flows. If successful, the Company should be able to enhance the liquidity of the business and the overall strength of the Company's balance sheet and financial position.

Additional working capital beyond that available within the Company has been and may be required to expand operations. Management has and will consider options available in providing such funding, including debt and equity financing.


Off-Balance Sheet Arrangements
------------------------------

The Company does not have any off-balance sheet arrangements.


Contractual Cash Obligations
----------------------------

The following is a summary of the Company's significant contractual cash obligations for the periods indicated that existed as of December 31, 2005 and is more fully disclosed in Notes 4 and 5 of the Notes to Consolidated Financial Statements.


                                        Year ended December 31
                              2006      2007      2008      2009      2010
                            --------  --------  --------  --------  --------

Long and short term debt    $305,880 $ 400,000  $     --  $     --  $     --
Operating leases             334,958   287,151   248,374    32,157       857
                            --------  --------  --------  --------  --------
Total contractual
  Obligations               $640,838  $687,151  $248,374  $ 32,157  $    857
                            ========  ========  ========  ========  ========

Critical Accounting Policies
----------------------------

Management is responsible for the integrity of the financial information presented herein. The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Where necessary, they reflect estimates based on management's judgment. Significant accounting policies that are important to the portrayal of the Company's financial condition and results, which in some cases require management's judgment, are summarized in the Notes to Financial Statements which are included herein in Item 7.


Item 7.  Financial Statements.
------   ---------------------

Financial Statements and Financial Statement Schedules - See Index to Consolidated Financial Statements and Schedules immediately following the signature page of this report.


Item 8. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.
------   -----------------------------------------------------------

Steakley & Gilbert, P.C. has audited the Company's financial statements for the years ending December 31, 1994 through 2005. There are no disputes with the independent accountants regarding matters of accounting or reporting.


<Page 19>


Item 8A.  Controls and Procedures
-------   -----------------------

It is the responsibility of the Chief Executive Officer and the Chief Financial Officer to ensure that the Company maintains disclosure controls and procedures designed to provide reasonable assurance that material information, both financial and non-financial, and other information required under the securities laws to be disclosed is identified and communicated to senior management on a timely basis.
The Company's disclosure controls and procedures include controls and other procedures of the Company that are designed to ensure that information required to be disclosed by the Company in its reports that it submits under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms.

As of December 31, 2005, management, including the Chief Executive Officer and Chief Financial Officer, conducted an evaluation of disclosure controls and procedures pursuant to Exchange Act Rule 13a-14 as of the end of the period covered by this report. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer have concluded the disclosure controls and procedures currently in place are effective. During the three months ended December 31, 2005, there have been no changes in internal controls, or in factors that have materially affected, or are reasonably likely to materially affect, the Company's internal controls over financial reporting.


Item 8B.  Other Information
-------   -----------------

None.


<Page 20>


PART III
--------


Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance With Section 16 (a) of the Exchange Act.
------   -------------------------------------------------------------

The directors and executive officers of the Company are set forth below. All directors hold office until the next annual meeting of stockholders, or until their death, resignation, retirement, removal, disqualification, and until their successors have been elected and qualified. Vacancies in the existing board are filled by a majority vote of the remaining directors.


Name                  Age     Position            Director Since
-----------------------------------------------------------------
Jeffrey E. Butler     64      President, Director,           1989
                              Chief Executive Officer

Thomas A. Shively     52      Executive Vice President and
                              Chief Operating Officer

Neil R. Johnson       55      Vice President and
                              Chief Financial Officer

Monty C. McCurry      60      Director                       1989

Newton W. Fink        69      Director                       1991

Stephen E. Prust      61      Director                       1992

Business Experience
-------------------

JEFFREY E. BUTLER became a director of the Company in August 1989 and was elected Chief Executive Officer and President in March, 1990. From 1985 to 1990, Mr. Butler was a management consultant to businesses in the biotechnology, computer science, software, educational and entertainment video industries. Mr. Butler served as a director of Video Professor Industries, Inc., a publicly held corporation, from February 1, 1989 to October 31, 1990. Prior to establishing his management consulting business, Mr. Butler was the Chief Executive Officer and President of Infomed Corporation, which provided computer diagnostic equipment and management services to hospitals, corporations and physicians. Prior to 1985, Mr. Butler was employed by Sandoz, Ltd., Corning, Inc. and Becton Dickinson Corporation in middle and senior management positions.

THOMAS A. SHIVELY joined the Company as Executive Vice President in September 1991. From 1990 to 1991, Mr. Shively was Vice President and General Manager of AVID Home Entertainment, a division of LIVE Inc., with headquarters in Denver, Colorado. From 1989 to 1990, he was Vice President and General Manager of the Richie Resource Group with headquarters in Minneapolis, Minnesota. From 1978 to 1988, he was employed by Gelco Corporation, Minneapolis, Minnesota, a $2 billion NYSE firm that was purchased by General Electric Corporation in 1988. During the first five years of his career with Gelco, he was Director of Corporate Planning and from 1983, he served as a staff Vice President and as a Vice President of various Gelco operating divisions. Upon graduation from the Wharton School of Finance and Commerce in 1976, Mr. Shively began his business career with the 3M Corporation, Minneapolis, Minnesota.

NEIL R. JOHNSON has been employed by the Company since August 1998. Immediately prior to being employed by the Company, Mr. Johnson was an independent business consultant. From 1994 to 1997, Mr. Johnson was Chief Financial Officer and Treasurer for Unit Parts, Inc., an Oklahoma City-based remanufacturer of automotive parts. From 1985 to 1994, Mr. Johnson was Vice President of Corporate Finance and Treasurer of Doskocil Companies, Inc., a diversified food products manufacturer. Prior to those positions, Mr. Johnson spent twelve years with the public accounting firm of Coopers & Lybrand. Mr. Johnson graduated from Valparaiso University in 1972 with a BS in Business Administration.

MONTY C. McCURRY was elected to the Board of Directors in April 1989. Since 1985, Mr. McCurry has been the President of Executive Resource Management, an executive search firm headquartered in Aurora, Colorado. From 1969 to 1985, Mr. McCurry was employed by Paul M. Riggins and Associates, an executive search firm where he was associate general manager.

NEWTON W. FINK, Ed.D. was elected to the Board of Directors in January 1991. Dr. Fink is currently an Adjunct Professor of Educational
Leadership at National Louis University, Tampa, Florida. From 1998 to 2003, Dr. Fink


<Page 21>


was the Superintendent of Schools in Manteno, IL. From 1994 to 1998 he was Superintendent of the VIT Schools in Table Grove, IL. Prior to 1994,
Dr. Fink was the President of Computer Instructional Services, Inc., a privately held corporation providing computer educational services to individuals, schools, corporations and institutions. Additionally, he has been employed as a teacher and an elementary/middle school principal earlier in his career. Dr. Fink has also published and lectured extensively on the use of computers in education.

STEPHEN E. PRUST was elected to the Board of Directors in April 1992. Since 1992, Mr. Prust has provided business consulting services, including advice on equity and debt transactions, mergers and acquisitions, to a variety of companies, ranging from entertainment concerns, Internet start-ups and industry consolidators. From 1990 to 1992, Mr. Prust was the President of AVID Home Entertainment, a division of LIVE Entertainment, Inc. From 1981 to 1990, Mr. Prust was a consultant to companies in the entertainment industry. In 1975, Mr. Prust founded Dominion Music, Inc., a joint venture with K-Tel Records, Inc. He served as President of Dominion Music until 1981.

Compliance with Section 16(a) of the Exchange Act
-------------------------------------------------

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock. Based solely upon a review of Forms 3, 4 and 5 furnished to the Company with respect to the year ended December 31, 2005, the Company has determined that all reports were filed timely.

Audit Committee Financial Expert
--------------------------------

The entire Board of Directors serves as the Audit Committee of the Company. The Board of Directors does not have a financial expert serving as a member of the Board. The Company does not have a financial expert serving on its Board due to the Company's size, financial condition for the past several years and its inability to offer sufficient incentives and D&O insurance to attract a financial expert to serve on the Board.

Code of Ethics
--------------

The Company has adopted a written Code of Ethics that applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller and any persons performing similar functions. The Company will provide a copy of its Code of Ethics to any person without charge upon written request addressed to The American Education Corporation, 7506 N. Broadway Ext. Suite 505, Oklahoma City, Oklahoma 73116, Attention: Shareholder Relations.


<Page 22>


Item 10.  Executive Compensation.
-------   -----------------------

Compensation
------------

The following table shows the compensation of the Company's executive officers.

                         Summary Compensation Table
                                                                Long-Term
                                 Annual Compensation          Compensation
                            ------------------------------ -------------------
                                                                    Securities
                                                Other    Restricted Underlying
Name and Principal                             Annual       Stock    Options/
    Position         Year   Salary  Bonus  Compensation(1)  Awards   SARS(#)
------------------------------------------------------------------------------
Jeffrey E. Butler,   2005  $170,722 $12,900    $     --        --     215,470
President and Chief  2004   150,167   2,060          --        --     356,800
Executive Officer    2003   132,000   2,060          --        --     360,000

Thomas A. Shively,   2005  $161,608 $    --    $     --        --     121,000
Executive Vice       2004   144,399  26,384          --        --     273,276
President            2003   126,500      --          --        --     260,000

Neil R. Johnson,     2005  $138,431 $ 4,060    $     --        --     121,000
Vice President and   2004   122,609      --          --        --      25,000
Chief Financial      2003   108,350      --          --        --     125,000
Officer

(1) The executive officers did not receive any perquisites or other benefits, the aggregate amount of which exceeded the lesser of $50,000 or 10% of their compensation.

Employment Agreements
---------------------

In December, 1998, the Company entered into an employment agreement with Jeffrey E. Butler providing for a base salary and benefits as determined by the Board of Directors, including incentive bonuses based on profitability, that are provided to all employees of the Company. If Mr. Butler is terminated without cause, his compensation will continue for one year. In the event of a change in control, Mr. Butler may require the Company to purchase up to 50% of his beneficial stock ownership. In addition, Mr. Butler has a deferred retirement benefit as disclosed in Note 10 of the Notes to Consolidated Financial Statements.

Messrs. Thomas A. Shively, and Neil R. Johnson also have employment agreements with the Company. These agreements also provide for severance payments and repurchase of a portion of their beneficial stock ownership in the event of a change in control. They also have a deferred retirement benefit as disclosed in Note 10 of the Notes to Consolidated Financial Statements.

Stock Incentive Plans
---------------------

The shareholders approved an Incentive Stock Option Plan for employees, including officers, during 1998, and approved amendments to the plan in 1999, 2000 and 2001 to increase the number of shares available. The total common shares issuable under this plan are 2,650,000 shares. The Board of Directors acts as the Compensation Committee ("Committee"). The Committee of this Plan determines the employees who will receive options to purchase common shares and the number granted. Option prices will be the fair market value at date of grant. Options are exercisable as deemed by the Committee and terminate within ninety days of employment termination, or as designated by the Committee. In no event shall an option be exercisable more than ten years from the date it is granted. No options may be issued under this plan after March 31, 2008. Since its inception, options to purchase 4,648,000 shares have been granted, 1,997,030 options have expired, and 200,970 options have been exercised. At December 31, 2005, there were options to purchase 2,450,000 shares outstanding under this Plan.


<Page 23>


In March 1996, a Non-Qualified Stock Option Plan was approved by the Board of Directors. Since its inception non-qualified stock options to purchase a total of 3,250,241 shares of restricted common stock have been issued, 1,448,995 have expired and 195,700 have been exercised. At December 31, 2005, there were options to purchase 1,605,546 shares outstanding.

Stock Option Grants In 2005
---------------------------


                   Options   Percentage of Total  Exercise
                   Granted    Options Granted to    Price      Expiration
Name               (Shares)    Employees in 2005(Per share)       Date
-----------------------------------------------------------------------------
Jeffrey E. Butler  215,470          29.0%          $.63     December 29, 2008
Thomas A. Shively  121,000          16.3%          $.63     December 29, 2008
Neil R. Johnson    121,000          16.3%          $.63     December 29, 2008


Option Exercises and Fiscal Year-End Values
-------------------------------------------

No executive officer exercised options during 2005. The following table sets forth, for the executive officers named in the Summary
Compensation Table above, the year-end value of unexercised stock options:



                         Number of Securities        Value of Unexercised
                        Underlying Unexercised          In-the-Money
                          Options at Year-End         Options at Year-End
Name                  Exercisable/Unexercisable    Exercisable/Unexercisable
----------------------------------------------------------------------------
Jeffrey E. Butler           1,032,270/0                   $256,704/$0
Thomas A. Shively             714,276/0                   $185,117/$0
Neil R. Johnson               331,000/0                    $71,050/$0

Directors' Compensation
-----------------------

In 2005 the Company's non-employee directors each were granted 52,500 non-qualified options to purchase the Company's common stock at $.63 per share. The directors received no compensation, other than stock options, for services in their capacity as directors. In 2005, two directors received cash compensation for services rendered outside of the scope of normal directors duties. Monty McCurry received $27,500 for assisting the Company in recruiting key personnel required for the Company's expansion and growth. Stephen Prust received $15,000 for assistance to management in the review of operations of the Company's subsidiaries whose operations were causing substantial losses for the Company and the development of strategic alternatives to manage the losses being generated by these subsidiaries, including the potential sale of the subsidiaries. Both of the extra assignments were related to the specific skills and experience of each director.

The shareholders approved a Director's Stock Option Plan during 1998 and approved an amendment to the Plan in 2001 to increase the number of shares available. The total common shares issuable under this Plan are 200,000 shares. Each outside director initially elected or appointed after March 27, 1998, shall be granted options to purchase 5,000 shares of common stock at the fair market value at the date of the grant. Additionally, each outside director shall automatically be granted an option to purchase 3,000 shares of common stock, if available, in each succeeding calendar year through termination of the Plan on March 31, 2008. Options granted are exercisable immediately and for a period of three years after the date of the grant or, if earlier, ninety days after the date when the participant ceases to be a director of the Company. Since its inception options to purchase a total of 292,998 shares of restricted common stock have been issued and 93,000 have expired. At December 31, 2005, there were 199,998 options outstanding.


<Page 24>


Item 11.  Security Ownership of Certain Beneficial Owners and
          Management and Related Stockholder Matters.
-------   ---------------------------------------------------

The following table sets forth ownership of the common stock of each director and officer, all officers and directors as a group, and each person known or believed by the Company to have beneficially owned five percent or more of the Company's outstanding common stock as of March 24, 2006. Unless otherwise indicated, the beneficial owner has sole voting and investment power over the common stock listed below:



                                                    Shares Beneficially
                                                           Owned
                                                    --------------------
 Name/Address of Beneficial Owner                   Number       Percent
----------------------------------                ----------------------
Jeffrey E. Butler (1)                             1,813,845      12.0%
7506 N. Broadway Ext.,
Oklahoma City, OK 73116

Thomas A. Shively (2)                               950,664       6.4%
7506 N. Broadway Ext.,
Oklahoma City, OK 73116

Neil R. Johnson (3)                                 343,500       2.4%
7506 N. Broadway Ext.,
Oklahoma City, OK 73116

Monty C. McCurry (4)                                306,066       2.1%
2134 S. Eagle Ct.,
Aurora, CO 80014

Newton W. Fink (5)                                  270,566       1.9%
1143 Corinth Greene Dr.,
Sun City Center, FL 33573

Stephen E. Prust (6)                                608,434       4.2%
9025 East Kenyon Avenue,
Denver, CO 80237

John D. Garber (7)                                3,936,986      27.3%
7323 Linden Terrace,
Carlsbad, CA 92009

Robert Schoolfield (8)                           1,536,517       10.9%
5 Pleasant Cove,
Austin, TX 78746

David J. Smith (9)                                 863,930        5.8%
10 South Close, Workingham
Berks, United Kingdom

The Pennsylvania State                             750,000        5.3%
University (10)
University Park, PA 16802

Officers and Directors                           4,293,075       25.3%
as a Group (6 persons)
(1) (2) (3) (4) (5) (6)

(1) The amount and percentage figures include the possible exercise of 356,800 common stock options with an exercise price of $.35 per share, 100,000 common stock options at $.25 per share, 360,000 common stock options at $.30 per share and 215,470 common stock options at $.63 per share exercisable within 60 days.
(2) The amount and percentage figures include the possible exercise of 273,276 common stock options with an exercise price of $.35 per share, 60,000 common stock options at $.25 per share, 260,000 common stock options at $.30 per share and 121,000 common stock options at $.63 per share exercisable within 60 days.
(3) The amount and percentage figures include the possible exercise of 25,000 common stock options with an exercise price of $.35 per share, 60,000 common stock options at $.25 per share, 125,000 common stock options at $.30 per share and 121,000 common stock options at $.63 per share exercisable within 60 days.


<Page 25>


(4) The amount and percentage figures include the possible exercise of 84,000 common stock options with an exercise price of $.35 per share, 60,000 common stock options at $.13 per share, 42,666 common stock options at $.30 per share and 52,500 common stock options at $.63 per share exercisable within 60 days.
(5) The amount and percentage figures include the possible exercise of 84,000 common stock options with an exercise price of $.35 per share, 60,000 common stock options at $.13 per share, 42,666 common stock options at $.30 per share and 52,500 common stock options at $.63 per share exercisable within 60 days.
(6) The amount and percentage figures include the possible exercise of 129,000 common stock options with an exercise price of $.35 per share, 60,000 common stock options at $.13 per share, 42,666 common stock options at $.30 per share and 52,500 common stock options at $.63 per share exercisable within 60 days.
(7) The amount and percentage figures include 3,192,286 shares of common stock held by John D. Garber and Clare C. Garber as trustees of the John D. Garber and Clare C. Garber Trust for which Mr. Garber is the beneficiary; 440,000 shares of common stock held by John D. Garber and Clare C. Garber, as trustees of the John D. Garber and Clare C. Garber defined benefit plan, 40,000 owned personally by Mr. Garber and 264,700 shares of common stock which would be issued to Mr. Garber if he elects to convert his $105,880 8% Subordinated Convertible Note dated April 1, 2003 to common stock.
(8) The amount and percentage figures include 737,528 shares of common stock owned by the Schoolfield 1994 Charitable Unitrust for which Mr. Schoolfield is the trustee; 614,607 shares of common stock owned by Mr. Schoolfield individually; and 184,382 shares of common stock owned by the Schoolfield Grandchildren's Trust for which Mr. Schoolfield is the trustee.
(9) The amount and percentage figures include 863,930 shares of common stock which would be issued to Mr. Smith if he elects to convert his $400,000 8% Subordinated Convertible Note dated March 30, 2005 to common stock.
(10) In 1999, the John D. Garber and Clare C. Garber Trust donated 750,000 shares of the Company's common stock to The Pennsylvania State University.


Item 12.  Certain Relationships and Related Transactions.
-------   -----------------------------------------------

The Company is indebted to two major shareholder affiliates, John D. Garber and Janis L. Butler, for convertible subordinated debt in the amount of $305,880, which was advanced in April, 2003. The debt bears interest at 8% and the interest is payable quarterly. Principal is due in one payment on September 30, 2006. The debt is subordinated to the debt owed the Company's senior lender and is convertible into the Company's common stock at $.40 per share.


Item 13.  Exhibits.
-------   ---------

The following documents have been filed as a part of this annual report:

Exhibit
  No.                         Description of Exhibits
----------------------------------------------------------------------------
3.1        Amended and Restated Articles of Incorporation of The
           American Education Corporation (incorporated by reference to the exhibit in the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 25, 1998)

3.2 Bylaws of The American Education Corporation (incorporated by reference to the Company's registration statement on Form S-8 filed with the Securities and Exchange Commission on October 22, 1999)

4.1 Form of Stock Certificate (incorporated by reference to the Company's registration statement on Form S-8 filed with the Securities and Exchange Commission on October 22, 1999)

4.2 Directors' Stock Option Plan (incorporated by reference to Exhibit B to the Definitive Proxy Statement filed with the Securities and Exchange Commission on April 24, 1998)


<Page 26>


4.3        First Amendment to the Directors' Stock Option Plan
           (incorporated by reference to the Company's registration statement on Form S-8 filed with the Securities and Exchange Commission on October 22, 1999)

4.4 Stock Option Plan for Employees (incorporated by reference to Exhibit C to the Definitive Proxy Statement filed with the Securities and Exchange Commission on April 24, 1998)

4.5        First Amendment to the Stock Option Plan for Employees
           (incorporated by reference to the Company's registration statement on Form S-8 filed with the Securities and Exchange Commission on October 22, 1999)

4.6 Second Amendment to the Stock Option Plan for Employees (incorporated by reference to Exhibit 4.7 to the Company's registration statement on Form S-8 filed with the Securities and Exchange Commission on September 29, 2000)

10.1 Convertible Note Purchase Agreement dated March 30, 2005 by and between The American Education Corporation and David J. Smith (incorporated by reference to the exhibit in the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 11, 2005)

10.2       The American Education Corporation 8% Subordinated
           Convertible Promissory Note dated March 30, 2005 in favor of David J. Smith (incorporated by reference to the exhibit in the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 11, 2005)

10.3       Promissory Note dated March 31, 2004 from The American
           Education Corporation in favor of UMB Bank, N.A.
           (incorporated by reference to the exhibit in the quarterly report 10-Q filed with the Securities and Exchange
           Commission on August 15, 2005)

10.4       Promissory Note dated March 31, 2004 from The American
           Education Corporation in favor of UMB Bank, N.A.
           (incorporated by reference to the exhibit in the quarterly report 10-Q filed with the Securities and Exchange
           Commission on August 15, 2005)

10.5 Employment Agreement with Jeffrey E. Butler dated December 5, 1998 (incorporated by reference to the exhibit in the quarterly report 10-Q filed with the Securities and Exchange Commission on August 15, 2005)

10.6 Employment Agreement with Thomas A. Shively dated December 5, 1998 (incorporated by reference to the exhibit in the quarterly report 10-Q filed with the Securities and Exchange Commission on August 15, 2005)

10.7 Employment Agreement with Neil R. Johnson dated December 5, 1998 (incorporated by reference to the exhibit in the quarterly report 10-Q filed with the Securities and Exchange Commission on August 15, 2005)

10.8 Promissory Note dated October 16, 2000 from Jeffrey E. Butler in favor of the Company (incorporated by reference to the exhibit in the annual report 10-KSB/A filed with the Securities and Exchange Commission on September 9, 2005)

10.9 Memorandum of Action of the Board of Directors dated January 30, 2004 correcting the Promissory Note dated October 16, 2000 from Jeffrey E. Butler in favor of the Company (filed herewith)


<Page 27>


10.10 Promissory Note dated September 30, 2004 from the Company in favor of John Garber (incorporated by reference to the exhibit in the annual report 10-KSB/A filed with the Securities and Exchange Commission on September 9, 2005)

10.11 Promissory Note dated September 30, 2004 from the Company in favor of Janis L. Butler (incorporated by reference to the exhibit in the annual report 10-KSB/A filed with the Securities and Exchange Commission on September 9, 2005)

11 Statement re: computation of per share earnings (filed herewith)

23.1       Consent of Steakley & Gilbert, P.C. (filed herewith)

31.1 Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. (filed herewith)

31.2 Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. (filed herewith)

32.1 Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. (filed herewith)

32.2 Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. (filed herewith)


Item 14.  Principal Accountant Fees and Services
-------   --------------------------------------

Audit Fees. The aggregate fees of Steakley & Gilbert, P.C. for professional services rendered for the audit of the Company's annual financial statements for the years ended December 31, 2005 and 2004, and the review of the financial statements included in the Company's Forms 10-QSB totaled $31,450 and $28,225, respectively.

Audit-Related Fees. The aggregate fees billed by Steakley & Gilbert, P.C. for audit related services for the years ended December 31, 2005 and 2004, and are not disclosed in "Audit Fees" above, were $9,400 and $6,300, respectively.

Tax Fees. The aggregate fees billed by Steakley & Gilbert, P.C. for tax compliance for the years ended December 31, 2005 and 2004 were $6,800 and $8,325, respectively.

All Other Fees. The aggregate fees billed by Steakley & Gilbert, P.C. for services, other than those described above, for the years ended December 31, 2005 and 2004 were $-0- and $-0-, respectively.


<Page 28>


SIGNATURES


Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        The American Education Corporation


March 31, 2006                          By:/s/Jeffrey E. Butler
                                        ------------------------
                                        Jeffrey E. Butler,
                                        Chief Executive Officer
                                        Chairman of the Board
                                        Treasurer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name                          Title                     Date
-----------------     -------------------------     --------------
Jeffrey E. Butler     /s/Jeffrey E. Butler          March 31, 2006
                      Chief Executive Officer
                      Chairman of the Board
                      Treasurer

Neil R. Johnson       /s/Neil R. Johnson            March 31, 2006
                      Chief Financial Officer
                      Chief Accounting Officer

Monty C. McCurry      /s/Monty C. McCurry           March 31, 2006
                      Director

Newton W. Fink        /s/Newton W. Fink             March 31, 2006
                      Director

Stephen E. Prust      /s/Stephen E. Prust           March 31, 2006
                      Director


<Page 29>

The American Education Corporation

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES


             Item                                          Page No.
-----------------------------------------------            --------

Independent Auditors' Report                                  F-1

Financial Statements:

  Consolidated Balance Sheet, December 31, 2005               F-2

  Consolidated Statements of Income for the years
   ended December 31, 2005 and 2004                           F-3

  Consolidated Statements of Changes In Stockholders'
   Equity for the years ended December 31, 2005 and 2004      F-4

  Consolidated Statements of Cash Flows for the years
   ended December 31, 2005 and 2004                           F-5

  Notes to Consolidated Financial Statements                  F-6



All schedules are omitted as the required information is included in the financial statements or notes thereto or is not present in sufficient amounts.



                       -----------------------------


<Page 29>


INDEPENDENT AUDITORS' REPORT


To Board of Directors and Stockholders
The American Education Corporation
Oklahoma City, Oklahoma


We have audited the consolidated balance sheet of The American Education Corporation as of December 31, 2005 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The American Education Corporation as of December 31, 2005 and the consolidated results of its operations and cash flows for each of the two years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.





STEAKLEY & GILBERT, P.C.


Oklahoma City, Oklahoma
March 24, 2006


<Page F-1>


THE AMERICAN EDUCATION CORPORATION
CONSOLIDATED BALANCE SHEET
December 31, 2005

ASSETS
Current assets:
 Cash and cash equivalents                                 $   977,040
 Accounts receivable, net of allowance for
  returns and uncollectible accounts of $300,000 (Note 1)    2,314,586
 Inventory (Note 1)                                             21,368
 Prepaid expenses and deposits                                 306,001
 Deferred tax asset (Note 6)                                   125,388
                                                           -----------
     Total current assets                                    3,744,383

Property and equipment, at cost (Note 1)                     1,295,781
 Less accumulated depreciation and amortization             (1,134,226)
                                                           -----------
     Net property and equipment                                161,555

Other assets:
 Capitalized software costs, net of accumulated
  amortization of $8,197,969 (Note 1)                        3,896,582
 Deferred tax asset (Note 6)                                    31,857
                                                           -----------

     Total other assets                                      3,928,439
                                                           -----------
     Total assets                                          $ 7,834,377
                                                           ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable trade                                    $   288,881
 Accrued liabilities (Note 11)                                 758,124
 Deferred revenue                                              786,230
 Notes payable and current portion of
  long-term debt (Note 4)                                      305,880
                                                           -----------
     Total current liabilities                               2,139,115

Other long-term accrued liabilities (Note 10)                  752,475
Long term debt (Note 4)                                        400,000
Deferred income tax liability - Long-term (Note 6)                  --
                                                           -----------
     Total liabilities                                       3,291,590
                                                           -----------

Commitments and contingencies (Notes 5, 7, 10 and 12)               --
Stockholders' Equity  (Note 3)
Preferred Stock $.001 par value;
 Authorized-50,000,000 shares, issued and
  outstanding-none; liquidation preference-$.02 per share           --
 Common Stock, $.025 par value;
  Authorized 30,000,000 shares; issued and outstanding-
  14,133,461 shares                                            359,186
 Additional paid in capital                                  6,698,817
 Treasury stock, at cost, 234,000 shares                      (319,125)
 Retained deficit                                           (2,196,091)
                                                           -----------
     Total stockholders' equity                              4,542,787
                                                           -----------
     Total liabilities and stockholders' equity            $ 7,834,377
                                                           ===========


See accompanying notes and accountants' report.

<Page F-2>


THE AMERICAN EDUCATION CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2005 and 2004

                                    2005                   2004
                                 ------------        --------------


Sales                            $ 9,819,396           $10,186,517

Cost of goods sold                 1,137,528             1,398,246
                                 -----------           -----------
Gross Profit                       8,681,868             8,788,271
                                 -----------           -----------

Operating expenses:
 Selling and marketing             3,391,767             3,628,550
 Operations                          580,375               501,401
 General and administrative        2,493,389             1,978,757
 Impairment of goodwill (Note 1)   1,215,015                    --
 Amortization of capitalized
  software costs                   1,611,909             1,413,889
                                 -----------           -----------
 Total operating expenses          9,292,455             7,522,597
                                 -----------           -----------

 Operating income (loss) from
  continuing operations             (610,587)            1,265,674

Other income (expense):
 Interest expense                    (49,933)              (61,058)
                                 -----------           -----------

Income (loss) from continuing
 operations before income taxes     (660,520)            1,204,616


Deferred income tax expense
 (benefit)                           (40,024)              493,673
                                 -----------           -----------

Income (loss) from continuing
 operations                         (620,496)              710,943

Loss from discontinued operations
 (net of tax benefits 2005 -
 $134,599; 2004 - $1,016,897)
 (Note 15)                          (229,431)           (1,054,203)
                                 -----------           -----------


Net loss                         $  (849,927)          $  (343,260)
                                 ===========           ===========

Earnings per share: (Note 13)
 Basic:
Continuing operations            $      (.04)          $       .05
Discontinued operations          $      (.02)          $      (.07)
Net loss                         $      (.06)          $      (.02)

 Diluted:
Continuing operations            $      (.04)          $       .05
Discontinued operations          $      (.01)          $      (.07)
Net loss                         $      (.05)          $      (.02)


See accompanying notes and accountants' report.

<Page F-3>


THE AMERICAN EDUCATION CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years ended December 31, 2005 and 2004


                                           Additional                Retained
                         Common Stock        paid in    Treasury     Earnings
                       Shares      Amount    Capital      Stock     (Deficit)
                     --------------------  ----------  ----------  ------------

Balance at
December 31, 2003    14,133,461  $359,186  $6,674,130  $(319,125)  $(1,002,904)


Net loss                                                              (343,260)

Comprehensive Income
adjustment:
 Foreign currency
 Translation                                   24,687
                     ----------  --------  ----------  ----------  -----------

Balance at
December 31, 2004    14,133,461   359,186   6,698,817  ( 319,125)   (1,346,164)

Net loss                                                              (849,927)
                     ----------  --------  ----------  ----------  -----------

Balance at
December 31, 2005    14,133,461  $359,186  $6,698,817  $( 319,125) $(2,196,091)
                     ==========  ========  ==========  ==========  ===========


See accompanying notes and accountants' report.

<Page F-4>


THE AMERICAN EDUCATION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2005 and 2004

                                              2005            2004
                                          -----------     -----------

Cash flows from operating activities:
Net income (loss)                        $  (849,927)    $ (343,260)

Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
   Depreciation and amortization           2,894,175       2,768,465
   Increase in reserve for bad debts          50,000          25,000
   Deferred compensation                     282,000         234,000

Foreign currency translation                      --          24,687

Changes in assets and liabilities:
  Accounts receivable                       (218,322)        619,063
  Inventories                                 (6,883)          1,966
  Prepaid expenses and deposits                 (104)       (131,415)
  Accounts payable and accrued liabilities    68,622        (604,125)
  Deferred revenue                           131,893          44,637
  Deferred income taxes                     (174,624)       (501,061)
                                          ----------      ----------
  Net cash provided by operating
   activities                              2,176,830       2,137,957
                                          ----------      ----------

Cash flows from investing activities:
  Purchase of property and equipment         (84,460)        (53,264)
  Software development costs capitalized  (1,692,811)     (1,372,955)
                                          ----------      ----------

  Net cash used in investing activities   (1,777,271)     (1,426,219)
                                          ----------      ----------

Cash flows from financing activities:
  Proceeds received from issuance of debt    400,000              --
  Principal payments on notes payable       (371,862)       (379,071)
                                          ----------      ----------
  Net cash used in financing activities       28,138        (379,071)
                                          ----------      ----------

Net increase in cash                         427,697         332,667

Cash at beginning of year                    549,343         216,676
                                          ----------      ----------
Cash at end of year                       $  977,040      $  549,343
                                          ==========      ==========

Interest paid in cash                     $   27,716      $   62,263
                                          ==========      ==========

Income taxes paid                         $       --      $   14,766
                                          ==========      ==========


See accompanying notes and accountants' report.

<Page F-5>


THE AMERICAN EDUCATION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005

1.  Summary of significant accounting policies
    ------------------------------------------

The summary of significant accounting policies of The American
Education Corporation ("the Company") is presented to assist in understanding the Company's financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

History and business activity

The American Education Corporation (formerly Plasmedics, Inc.) was incorporated under the laws of the State of Colorado on February 23, 1981. Through 1986, the Company's principal purpose was to manufacture and market medical devices and medical technology. The Company's activities from inception through 1984 were directed toward raising equity capital, acquisition of license and patent rights and research and development. From 1986 through 1990, the Company was essentially inactive and seeking acquisition or merger candidates.

On January 8, 1991, the Company purchased substantially all of the assets of American Educational Computer, Inc., and assumed specific trade accounts payable and other accrued liabilities related to that business.

On August 15, 1991, Plasmedics, Inc., changed its name to The American Education Corporation ("AEC"). AEC's principal business is the development of educational computer software and its distribution to retail outlets and school districts nationally.

Effective October 1, 1998, the Company purchased the business of Learning Pathways, Limited, ("LPL"), an entity organized under the laws of the United Kingdom, pursuant to an Agreement between the Company and the stockholders of LPL. The transaction was accounted for using purchase method accounting. The business of LPL principally has been to distribute the Anywhere Learning System in the United Kingdom. Effective December 31, 2004 Learning Pathways, Ltd. was deemed to be an asset held for sale and an impairment loss of $1,150,000 was recognized. On November 7, 2005 LPL was subsequently sold and therefore in 2005 the results of operations for this business unit are presented as discontinued operations. The income statement for the prior year has been restated to reflect the results as if LPL had been discontinued as of the beginning of 2004.

During 1999, the Company acquired 100% of the capital stock of Dolphin, Inc., ("Dolphin") a New Jersey corporation. The acquisition was accounted for using purchase method accounting. Results of Dolphin's operations are included in the consolidated income statements for the two years ended December 31, 2005. Since the acquisition, Dolphin has provided software design services for unaffiliated customers. Effective June 30, 2005 the Company determined that the goodwill recorded on the balance sheet that resulted from the acquisition of Dolphin was impaired and wrote off the entire amount of $1,215,015. The Company has ceased Dolphin's software development business for outside customers and has transferred all remaining Dolphin employees to the Company's payroll to expand the internal software development staff. On December 31, 2005 Dolphin was merged into the Company and is no longer a separate corporate entity.

Revenue recognition

The Company recognizes revenue in accordance with the American
Institute of Certified Public Accountant's Statement of Position 97-2 and 98-9 on software revenue recognition. The Company has


<Page F-6>


recognized revenue and a like amount of expense on products traded for advertising and promotional services. Sales revenue and selling and marketing expense include approximately $154,875 and $259,145 of such non-monetary transactions for the years ended December 31, 2005 and 2004, respectively. Revenue for software design services for outside customers at Dolphin has been recognized on the percentage-of-completion method.

The Company has adopted revenue recognition policies regarding sales with multiple deliverables which comply with Emerging Issues Task Force Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables," which became effective July 1, 2003. Revenues from technical service contracts are deferred and amortized ratably over the period of the service contract.

Capitalized software costs

Capitalized software costs consist of licenses for the rights to produce and market computer software, salaries and other direct costs incurred in the production of computer software and costs to defend the Company's trademark. The Company accounts for software capitalization under the guidelines of FASB 86. Costs incurred in conjunction with product development are charged to research and development expense until technological feasibility is established. Thereafter, all software development costs are capitalized and amortized on a straight-line basis over the product's estimated economic life of between three
and five years.   Software development costs of $1,692,811 were
capitalized during 2005. Amortization expense totaled $1,611,909 in 2005 and $1,572,654 in 2004. Capitalized software costs are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable.

Goodwill

Goodwill represents the excess of the cost of purchased companies over the fair value of their net assets at dates of acquisition. Goodwill is reviewed for possible impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the carrying amount is greater than its fair value. During 2005, the Company determined that the carrying amount of Dolphin's goodwill exceeded its fair value, accordingly, a goodwill impairment loss of $1,215,015 was recognized, reducing goodwill to zero.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and consist of packaging and educational software materials.

Property and equipment

Property and equipment is stated at cost. Depreciation is provided on the straight-line basis over the estimated useful life of the assets, which is five years. Depreciation expense totaled $67,251 and $131,616 for 2005 and 2004, respectively. The components of property and equipment at December 31, 2005, are as follows:

     Furniture, fixtures and office equipment          $  601,908
     Computers and software                               651,618
     Leasehold improvements                                42,255
                                                       ----------
                                                        1,295,781
     Less: accumulated depreciation                    (1,134,226)
                                                       ----------

     Net property and equipment                        $  161,555
                                                       ==========

<Page F-7>


Stock Options

The Company has historically measured compensation from issuing employee stock options under the accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" which is an intrinsic value method. Through December 31, 2005 the compensation cost for stock options has been measured as the excess, if any, of the quoted market price of Company stock at the date of the grant over the amount the employee must pay to acquire the stock. No compensation has been incurred unless the market value was greater than the option exercise price.

Effective January 1, 2006 the Company will adopt accounting pronouncement FAS 123 (R) Share Based Payments which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. FAS 123 (R) also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.

Pro forma information regarding net income (loss) and earnings (loss) per share has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma income and earnings/(loss) per share are as follows for the year ended:

                                                 2005         2004
                                              ----------   ----------

    Net loss - as reported                    $(849,927)   $(343,260)
    Stock -based employee compensation
     expense - pro forma                         75,500       35,467
                                              ---------    ---------

    Net loss - pro forma                      $(925,427)   $(378,727)
                                              =========    =========

    Basic earnings/(loss) per common
     share-as reported                        $    (.06)   $    (.02)
    Diluted earnings/(loss) per common
     share as reported                             (.05)        (.02)
    Basic earnings/(loss) per common
     share - pro forma                        $    (.07)   $    (.02)
    Diluted earnings/(loss) per common
     share-pro forma                               (.05)        (.02)

Statements of cash flows

In the consolidated statements of cash flows, cash and cash equivalents may include currency on hand, demand deposits with banks or other financial institutions, treasury bills, commercial paper, mutual funds or other investments with original maturities of three months or less.

Use of estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.  Options to purchase common stock
    --------------------------------

The shareholders approved an Incentive Stock Option Plan for employees during 1998 and approved amendments to the plan in 1999, 2000 and 2001 to increase the number of shares available. The total shares issuable under this plan are 2,650,000. The Committee of this Plan determines the employees who


<Page F-8>


will receive options to purchase common shares and the number granted. Option prices will be the fair market value at date of grant. Options are exercisable as deemed by the Committee and terminate within ninety days of employment termination, or as designated by the Committee. In no event shall an option be exercisable more than ten years from the date it is granted. No options may be issued under this Plan after March 31, 2008.

The shareholders also approved a Director's Stock Option Plan during 1998 and approved an amendment to the Plan in 2001 to increase the number of shares available. The total shares issuable under this Plan are 200,000. Each outside director initially elected or appointed shall be granted an option to purchase 5,000 shares of common stock at the fair market value at the date of the grant. Additionally, each outside director shall automatically be granted an option to purchase 3,000 shares of common stock as of January 1 of each succeeding calendar year, if options are available, through termination of the Plan on March 31, 2008. Options granted are exercisable immediately and for a period of three years after the date of the grant or, if earlier, ninety days after the date when the participant ceases to be a director of the Company.

The Company's non-qualified stock option plan originated in 1996. The following table summarizes stock option plan activity:



                                         (In Shares)
                                 --------------------------

                                     1998            1998

                      1996 Plan  Directors Plan  Employee Plan    Total
                      ---------  --------------  -------------  ---------

Number of shares under
options outstanding as of:

December 31, 2004     1,362,576      199,998        2,020,001    3,582,575

Shares granted          259,970           --          641,000      900,970

Shares exercised             --           --               --           --
Shares expired          (17,000)          --         (211,001)  (  228,001)
                      ---------      -------        ---------    ---------
December 31, 2005     1,605,546      199,998        2,450,000    4,255,544
                      =========      =======        =========    =========

Option price
 range per share    $.13 - $.63    $.13 - $.35     $.25 - $.63


In November 2004, the Company extended the expiration date of 595,000 stock options, originally granted in 2002 with an expiration in February 2005, to December 31, 2008. The original exercise price was $.25 per share, the market value at date of grant. The exercise price of the options remains the same, however, since the market value of the Company's common stock was $.27 per share at the date the modification of terms was made, the Company has recorded compensation expense of $11,900.


3.  Common and preferred stock
    --------------------------

There were no common stock transactions during 2005.


4.  Notes Payable and Long-term debt
    --------------------------------

The Company had the following indebtedness under notes and loan agreements:

                                    Current    Long-term       Total
                                    -------    ---------    ----------
Lines of credit with bank,
originated April 30,
1999, to December 23,1999,
matures March 31, 2006;
maximum line - $450,000,
interest at the bank's
prime rate plus 2.5%
(9.25% at December 31, 2005),
payable monthly, principal
due at maturity, secured
by accounts receivable and
inventory                          $     --    $     --    $       --

Subordinated debt due to
unrelated individual,
originated March 30, 2005,
matures March 30, 2007,
interest at 8% payable at
maturity; convertible into
the Company's common stock
at $.463 per share                       --     400,000       400,000

Subordinated debt due to
shareholder affiliates,
originated April 1, 2003,
matures September 30, 2006;
interest at 8% payable
quarterly, principal due
at maturity, convertible
into the Company's
common stock at $.40 per
share                               305,880          --        305,880
                                   --------    --------       --------
                                   $305,880    $400,000       $705,880
                                   ========    ========       ========

Aggregate maturities of notes payable are as follows:

     2006          $ 305,880
     2007            400,000
                   ---------
                   $ 705,880
                   =========


5.  Operating leases
    ----------------

The Company leases office space in Oklahoma City, Oklahoma, under an agreement renewed December 31, 2005 at $13,109 a month. The agreement expires December 31, 2008. The Company also leases office space in Voorhees, New Jersey, for $5,000 a month under a lease agreement expiring May 31, 2009.

The Company leases automobiles and certain office equipment with lease payments totaling $11,294 per month. The agreements expire between June 2006 and May 2009.

Total lease expense was $344,286 for 2005 and $369,238 for 2004.

Future rental commitments under lease agreements are as follows:

     2006          $ 334,958
     2007            287,151
     2008            248,374
     2009             32,157
     2010                857


<Page F-10>


6.  Income taxes
    ------------

Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns, determined by using the enacted tax rates in effect for the year in which the differences are expected to reverse.

The following is a reconciliation of the statutory federal income tax rate to the Company's effective income tax rate:

                                                 2005        2004
                                               -------     -------
Statutory federal income tax rate              (34.0%)     (34.0%)
State income taxes                              (6.0%)      (6.0%)
Nondeductible expenses                           3.7%        1.1%
Write-off of subsidiary stock                    4.1%         --
Unutilized State NOL carryforward due
 to merger                                      16.9%         --
Foreign loss taxed at different rate              --       (21.5%)
Other                                           (1.7%)        --
                                               -------     -------
Effective income tax rate                      (17.0%)     (60.4%)
                                               =======     =======


Deferred tax liabilities and assets at December 31, 2005 are comprised of the following:

Deferred tax liabilities:
Capitalized software                          $1,558,633
                                              ----------
  Total deferred tax liabilities               1,558,633

Deferred tax assets:
Receivables allowance                            120,000
Net operating loss carryforward                1,279,979
Deferred compensation                            306,379
Plant and equipment and related depreciation       9,520
                                              ----------
  Total deferred tax assets                    1,715,878
                                              ----------
    Net asset                                 $  157,245
                                              ==========

Net deferred tax asset                        $  157,245
Net deferred tax liability                            --
                                              ----------

    Net asset                                 $  157,245
                                              ==========


A deferred tax asset has been recorded for the tax benefit of the net operating loss carryforward. No valuation allowance has been recorded against the deferred tax asset.

The Company has available U.S. net regular tax and alternative minimum tax operating loss carryforwards of approximately $3,633,420 and $3,809,829 respectively, expiring between the years 2021 and 2025.


7.  Royalty agreements
    ------------------

Several of the Company's software titles are authored by independent consultants for which royalty agreements exist. These agreements call for quarterly payments based upon a percentage of the net sales of the particular titles. These agreements expire in the years 2006 to 2010. Royalty expense totaled $64,209 and $62,640 in 2005 and 2004, respectively.


<Page F-11>


8.  Related party transactions
    --------------------------

The Company is indebted to two major shareholder affiliates for convertible subordinated debt in the amount of $305,880, which was advanced in April 2003 with an original maturity of April 2005. The debt bears interest at 8% and the interest is payable quarterly. In September 2004, the maturity date of the debt was extended to September 2006. The debt is subordinated to the debt owed the Company's senior lender and is convertible at any time before maturity into the Company's common stock at $.40 per share.


9.  Significant customers and concentration of credit risk
    ------------------------------------------------------

Accounts Receivable
-------------------
The Company sells its products almost exclusively to schools through various distributors of educational materials.

No individual customer accounted for more than 10% of sales in 2005 or 2004.

The Company reserves for returns and bad debts in the normal course of its operations. Management believes the allowance is sufficient to cover any losses from uncollectible trade receivables.

Cash
----
The Company maintains its bank accounts with three financial institutions, Cash deposits in excess of FDIC limits were approximately $873,000 at December 31, 2005.


10.  Commitments and contingencies
     -----------------------------

The Company amortizes capitalized software costs over the products estimated useful life. Due to inherent technological changes in the software development industry, the period over which such capitalized software costs are being amortized may have to be accelerated. Software costs are carried in the accompanying balance sheet net of amortization.

The Company has employment agreements with its officers which include salary terms and severance benefits. The agreement also provides that in the event of a change in control, the officer can require the Company to purchase up to 50% of the shares of the Company's common stock owned by the officer. The Company has a deferred retirement benefit agreement with its executive officers and has accrued $752,475 as of December 31, 2005. Deferred benefit expense was $282,000 in 2005 and $234,000 in 2004, respectively.


11.  Accrued liabilities
     -------------------

Accrued liabilities are comprised of the following at December 31, 2005:

     Accrued interest                           $ 34,120
     Accrued payroll, taxes and benefits         122,572
     Accrued commissions and royalties           520,345
     Accrued professional fees                    31,206
     Accrued - other                              49,881
                                                --------

                                                $758,124
                                                ========


12.  Litigation
     ----------

The Company may be the subject of various legal proceedings that could arise during the normal course of business. However, management knows of no pending or threatened litigation involving the Company that is considered material to the on-going operations and viability of the Company.


<Page F-12>


13.  Earnings per share
     ------------------

Basic earnings per share are computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect per share amounts that would have resulted if dilutive potential common stock had been converted to common stock.

The weighted average number of basic and diluted common shares outstanding is as follows:

                                       2005              2004
                                    ----------        ----------

          Basic                     14,133,461        14,133,461
          Diluted                   17,143,279        15,801,795

Employee stock options are included in the number of diluted common shares using the treasury stock method.


14.  Employee benefit plans
     ----------------------

The Company adopted a 401(k) Plan effective January 1, 1999. The Plan allows eligible employees to defer part of their income on a tax-favored basis into the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Company may make contributions to the Plan as a matching percentage or as a lump sum amount determined annually. There were no matching contributions in 2005 and 2004.


15.  Discontinued operations
     -----------------------

Effective December 31, 2004 Learning Pathways, Ltd. was deemed to be an asset held for sale and an impairment loss of $1,150,000 was recognized. On November 7, 2005 LPL was subsequently sold and therefore in 2005 the results of operations for this business unit are presented as discontinued operations. The income statement for the prior year has been restated to reflect the results as if LPL had been discontinued as of the beginning of 2004.


<Page F-13>


Exhibit 10.9



The American Education Corporation
Memorandum of Action by The Board of Directors


January 30, 2004


The undersigned, all being duly elected directors of The American Education Corporation, do hereby authorize the payment from Jeffrey E. Butler, Chief Executive Officer of the Corporation 200,000 shares of common stock as payment, in full, for $300,000 in funds loaned to Mr. Butler in October 2000. This loan arrangement was discussed and agreed to in December 1999 and consummated in October of 2000 with repayment to be made in October 2003. This loan retirement approach with Mr. Butler repaying the loan from his common stock holdings in the Corporation was reviewed with the key, control shareholder who concurs with the Board's action in this matter.

In accordance with the prior understanding reached with the Board in December 1999, Mr. Butler was to be permitted to repay the loan in either stock or cash, at his election. If Mr. Butler elected to use stock as the medium of repayment, its value was to set at the higher of market at the time of the initial loan commitment, or that of a subsequent, independent valuation of the worth of the business based on industry comparable valuations. Berkery Noyes and Company conducted such an independent study in early 2003 as part of a process of helping the Board to understand the value of the business, vis-a-vis current public market valuations afforded to the Company.

In making this decision, the Board, since October of 2003, has studied this matter and reviewed several alternatives for Mr. Butler to effect repayment. In this deliberation, the Board took into the consideration of the interests of the Corporation and those of Mr. Butler. This study process included complex taxation issues, the Corporation's ability currently to provide for bonus compensation to offset the loan amount and the impact of potentially significant bonus payment on earnings performance of the Corporation and its financial position as well as the Corporation's valuation. Further, the consent of the major control shareholder was secured in the final disposition of this matter.


Approved this 30th day of January 2004.


        Abstain
-------------------------------------
Jeffrey E. Butler
Director and Chief Executive Officer

/s/ Newton Fink
-------------------------------------
Newton Fink
Director

/s/ Monty McCurry
-------------------------------------
Monty McCurry
Director

/s/ Steve Prust
-------------------------------------
Steve Prust
Director



Exhibit 11

Statement re: computation of per share earnings

Basic earnings per share are computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect per share amounts that would have resulted if dilutive potential common stock had been converted to common stock.

The weighted average number of basic and diluted common shares outstanding is as follows:


                                       2005              2004
                                    ----------        ----------

          Basic                     14,133,461        14,133,461
          Diluted                   17,143,279        15,801,795

Employee stock options are included in the number of diluted common shares using the treasury stock method.


<Page F-14>


Exhibit 23.1

Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) filed October 22, 1999, pertaining to The American Education Corporation Stock Option Plan for Employees and The American Education Corporation Directors' Stock Option Plans of our report dated March 24, 2006, with respect to the consolidated financial statement of The American Education Corporation included in its Annual Report (Form 10-KSB) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Steakley & Gilbert, P.C.


March 31, 2006
Oklahoma City, Oklahoma


<Page F-15>


Exhibit 31.1

CERTIFICATIONS
--------------

I, Jeffrey E. Butler, certify that:

1. I have reviewed this annual report on Form 10-KSB of The American Education Corporation;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

  a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

  b) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based upon such evaluation; and

  c) disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting;

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

  a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

  b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls over financial reporting.

Date:  March 31, 2006

/s/  Jeffrey E. Butler
----------------------
Signature
Title:  Chief Executive Officer


<Page F-16>


Exhibit 31.2

CERTIFICATIONS
--------------

I, Neil R. Johnson, certify that:

1. I have reviewed this annual report on Form 10-KSB of The American Education Corporation;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

  a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

  b) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based upon such evaluation; and

  c) disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting;

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

  a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

  b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls over financial reporting.

Date:  March 31, 2006

/s/  Neil R. Johnson
--------------------
Signature
Title:  Chief Financial Officer


<Page F-17)


Exhibit 32.1

THE AMERICAN EDUCATION CORPORATION


CERTIFICATION BY CHIEF EXECUTIVE OFFICER
PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002



     In connection with the Annual Report on Form 10-KSB of The American Education Corporation (the "Company") for the year ended December 31, 2005 as filed with the Securities and Exchange Commission on the date hereof
(the "Report"), I, Jeffrey E. Butler, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to
Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge:

     (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of the operations of the Company.



By:  /s/ Jeffrey E. Butler
     ---------------------
     Jeffrey E. Butler
     Chief Executive Officer


<Page F-18>


                              Exhibit 32.2


THE AMERICAN EDUCATION CORPORATION


CERTIFICATION BY CHIEF FINANCIAL OFFICER
PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002



     In connection with the Annual Report on Form 10-KSB of The American Education Corporation (the "Company") for the year ended December 31, 2005 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Neil R. Johnson, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to
Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge:

     (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of the operations of the Company.



By:  /s/ Neil R. Johnson
     -------------------
     Neil R. Johnson
     Chief Financial Officer


<Page F-19>